Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PETROS PHARMACEUTICALS, INC.,

PM MERGER SUB 1, LLC,

PN MERGER SUB 2, INC.,

NEUROTROPE, INC.,

and

METUCHEN PHARMACEUTICALS LLC

Dated as of May 17, 2020

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Company Voting Agreement
Exhibit B-2	Form of Neurotrope Voting Agreement
Exhibit C-1	Form of Metuchen Certificate of Merger
Exhibit C-2	Form of Neurotrope Nevada Articles of Merger
Exhibit C-3	Form of Neurotrope Delaware Certificate of Merger
Exhibit D	Form of Partnership FIRPTA Certificate
Exhibit E	Form of Lock-up Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Juggernaut Backstop Agreement
Exhibit H	Form of Note Conversion and Loan Repayment Agreement
Exhibit I	Form of Parent Amended Certificate of Incorporation
Exhibit J	Form of Parent Amended Bylaws
Exhibit K	Form of FIRPTA Notice and Certificate
Schedule A	List of Lock-up Agreement Signatories
Schedule B	List of Voting Agreement Signatories

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is made and entered into as of May 17, 2020 (this “Agreement”), by and among PETROS PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), PM MERGER SUB 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN MERGER SUB 2, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), NEUROTROPE, INC. a Nevada corporation (“Neurotrope”), and METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Company”).  Parent, Merger Sub 1, Merger Sub 2, Neurotrope and Company are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, in anticipation of the Mergers (as defined below), Neurotrope and the Company have formed, directly or indirectly, (i) Parent, (ii) Merger Sub 1 and (iii) Merger Sub 2;

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) Merger Sub 1 shall be merged with and into the Company (the “Metuchen Merger”), with the Company surviving as a direct wholly owned subsidiary of Parent and (ii) simultaneous with the Metuchen Merger, Merger Sub 2 shall be merged with and into the Neurotrope (the “Neurotrope Merger” and, together with the Metuchen Merger, the “Mergers”), with Neurotrope surviving as a direct wholly owned subsidiary of Parent;

WHEREAS, the board of directors of Neurotrope (“Neurotrope Board”) (i) has determined that the Neurotrope Merger is fair to, and in the best interests of, Neurotrope and its stockholders, (ii) has approved this Agreement, the Neurotrope Merger, the change of control of Neurotrope, the Spin-Off (defined below), and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Neurotrope vote to approve the Neurotrope Stockholder Approval Matter and such other actions as contemplated by this Agreement;

WHEREAS, the board of managers of Company (“Company Board”) (i) has determined that the Metuchen Merger is advisable and fair to, and in the best interests of, Company and its members, (ii) has approved this Agreement, the Metuchen Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Company Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Members vote or consent to approve the Company Member Matters;

WHEREAS, Parent, as the sole member of Merger Sub 1 and the sole stockholder of Merger Sub 2, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Metuchen Merger, the Neurotrope Merger and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers will qualify as a contribution governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code;

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WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding Company Units immediately prior to the Effective Times (as defined below) will own approximately 80.00% of the capital stock of Parent immediately following the Effective Times and the holders of the outstanding stock of Parent immediately prior to the Effective Times will own approximately 20.00% of the capital stock of Parent immediately following the Effective Times.

WHEREAS, concurrently and in connection with the Mergers, the Parties intend that Neurotrope will, in one or a series of transactions, including by operation of Legal Requirements, (i) transfer, and cause SpinCo to accept, the Excess Cash (as defined below), (ii) assign, and cause SpinCo to assume, certain of the operating assets and liabilities of Neurotrope, and (iii) after the Effective Times, assign, including by way of stock transfer, asset sale, merger, pro rata distribution or otherwise, all outstanding equity interests of SpinCo to Neurotrope stockholders as of the record date (the “Spin-Off”);

WHEREAS, as a condition to the willingness of, and an inducement to Neurotrope to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the holders of a majority of the Company Preferred Units (as defined herein) will, pursuant to the required provisions of the operating agreement of the Company, deliver written consent authorizing the Company Board to cause the Company to enter into this Agreement and consummate the Metuchen Merger and the Transactions in connection therewith (the “Preferred Members Consent”);

WHEREAS, as a condition to the willingness of, and an inducement to each of Neurotrope and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Company, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Neurotrope Voting Agreement Signatories is entering into a voting agreement, in favor of Neurotrope, in substantially the form of Exhibit B-2 attached hereto (individually, the “Neurotrope Voting Agreements” and collectively with the Company Voting Agreements, the “Voting Agreements”) under which the Voting Agreement Signatories will agree, with respect to a portion of Company Units or the shares of Neurotrope Capital Stock, as applicable, held thereby, to vote as members or stockholders, as applicable, in favor of the Company Member Matters or Neurotrope Stockholder Approval Matter, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable; and

WHEREAS, as a condition to the willingness of, and an inducement to each of Neurotrope and Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit E attached hereto (the “Lock-up Agreements”) with respect to the shares of Parent Common Stock held thereby from time to time after the Mergers.

WHEREAS, as a condition to willingness of, and an inducement to Neurotrope to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Juggernaut is entering into the Juggernaut Backstop Agreement in the form of Exhibit G and the Note Conversion and Loan Repayment Agreement in the form of Exhibit H.

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AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1.
THE MERGERS

1.1              Metuchen Merger.

(a)              At the Metuchen Effective Time (as defined below), Merger Sub 1 shall be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (“Delaware Law”), whereupon the separate corporate existence of Merger Sub 1 shall cease and Company shall continue its existence under Delaware Law as the surviving limited liability company (the “Metuchen Surviving LLC”). As a result of the Metuchen Merger, the Metuchen Surviving LLC shall become a wholly owned subsidiary of Parent.

(b)              From and after the Metuchen Effective Time, the Metuchen Surviving LLC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Company and Merger Sub 1, all as provided under Delaware Law.

(c)              For federal income tax purposes, it is intended that the Metuchen Merger be treated as a contribution of all Company Units in the Company to Parent in a transaction governed by Section 351 of the Code.

1.2              Neurotrope Merger.

(a)              At the Neurotrope Effective Time (as defined below), Merger Sub 2 shall be merged with and into Neurotrope upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (“Nevada Law”), whereupon the separate corporate existence of Merger Sub 2 shall cease and Neurotrope shall continue its existence as the surviving corporation (the “Neurotrope Surviving Corporation” and, together with the Metuchen Surviving LLC, the “Surviving Companies”). As a result of the Neurotrope Merger, upon the Neurotrope Effective Time, Neurotrope shall be admitted as a member of Neurotrope Surviving Corporation, and Neurotrope Surviving Corporation shall continue without dissolution and shall be a wholly owned subsidiary of Parent.

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(b)              From and after the Neurotrope Effective Time, the Neurotrope Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Neurotrope and Merger Sub 2, all as provided under the DGCL and applicable Nevada Law.

1.3              Closing.  Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Mergers (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius, LLP, 1111 Pennsylvania Avenue NW, Washington, DC 20004, at 10:00 a.m. on a date to be specified by the Parties which will be no later than seven (7) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Neurotrope and Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date”.

1.4              Effective Times.

(a)              Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Mergers to be consummated by: (i) with respect to the Metuchen Merger, executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Metuchen Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware (“Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law; and (ii) with respect to the Neurotrope Merger, (A) executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Neurotrope Certificate of Merger”), in substantially the form of Exhibit C-2 attached hereto, and (B) executing and filing Articles of Merger in accordance with the relevant provisions of the DGCL (the “Neurotrope Articles of Merger”), in substantially the form of Exhibit C-3 attached hereto, together with any required related certificates, with the Delaware Secretary of State and the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and Nevada Law.

(b)              The Metuchen Merger shall become effective at such time as the Metuchen Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Metuchen Certificate of Merger (such time as the Metuchen Merger becomes effective being the “Metuchen Effective Time”).

(c)              The Neurotrope Merger shall become effective at such time as the Neurotrope Certificate of Merger and the Neurotrope Articles of Merger are duly filed with the Delaware Secretary of State and the Nevada Secretary of State, as the case may be, or at such later date or time as is agreed between the Parties and specified in the Neurotrope Certificate of Merger and Neurotrope Articles of Merger (such time as the Neurotrope Merger becomes effective being the “Neurotrope Effective Time” and, together with the Metuchen Effective Time, the “Effective Times”).

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1.5              Effect of the Mergers.  At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the Metuchen Certificate of Merger, the Neurotrope Certificate of Merger, the Neurotrope Articles of Merger and the applicable provisions of Delaware Law and the DGCL, as applicable.  Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of Company and Neurotrope shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of Company and Neurotrope shall become debts, liabilities, obligations and duties of the applicable Surviving Company.

1.6              Governing Documents.

(a)              Immediately after the Effective Times, (i) the certificate of incorporation of Parent shall be amended and restated in its entirety in the form set forth in Exhibit I hereto until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of Parent shall be amended and restated in their entirety in the form set forth in Exhibit J hereto until thereafter changed or amended as provided therein or by applicable law.

(b)              Immediately after the Metuchen Effective Time, the certificate of formation and the limited liability company agreement of Metuchen Surviving LLC shall be amended and restated to be identical to the certificate of formation and the limited liability company agreement of Merger Sub 1. No amendment to the limited liability company agreement of Metuchen Surviving LLC will in any way affect any indemnification obligations under the limited liability company agreement of the Company in existence on the date of this Agreement.

(c)              Immediately after the Neurotrope Effective Time, the certificate of incorporation and by-laws of the Neurotrope Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and by-laws of Merger Sub 2.

1.7              Directors and Officers. From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Parent shall be the directors and officers set forth in Section 6.11 herein. Prior to the execution of this Agreement, each member of the board of managers of the Company has executed a written resignation effective as of the Metuchen Effective Time.

1.8              Calculation of Working Capital.

(a)              Not less than seven (7) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Company will deliver to Neurotrope a schedule (the “Working Capital Schedule”) setting forth, in reasonable detail, Company’s good faith, estimated calculation (the “Working Capital Calculation”) of Working Capital (using an estimate of the Company’s accounts payable, Transaction Costs and accrued expenses as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined in connection with the Company Financials) as of the close of business on the Business Day immediately preceding the Anticipated Closing Date (the “Working Capital Determination Time”) prepared and certified by Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of the Company). The date on which the Working Capital Schedule is delivered being referred to hereinafter as the “Delivery Date”. Company shall make available to Neurotrope, as reasonably requested by Neurotrope, the work papers and back-up materials used or useful in preparing the Working Capital Schedule and, if requested by Neurotrope, the Company’s accountants and counsel at reasonable times and upon reasonable notice.

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(b)              Within three (3) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Neurotrope shall have the right to dispute any part of the Working Capital Calculation by delivering a written notice to that effect to Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Working Capital Calculation.

(c)              If, on or prior to the Response Date, (i) Neurotrope notifies Company in writing that it has no objections to the Working Capital Calculation or (ii) Neurotrope fails to deliver a Dispute Notice as provided in Section 1.8(b), then the Working Capital Calculation as set forth in the Working Capital Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Working Capital at the Working Capital Determination Time for purposes of this Agreement.

(d)              If Neurotrope delivers a Dispute Notice on or prior to the Response Date, then representatives of Neurotrope and Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Working Capital, which agreed upon Working Capital amounts shall be deemed to have been finally determined for purposes of this Agreement and to represent the Working Capital at the Working Capital Determination Time for purposes of this Agreement.

(e)              If Representatives of Neurotrope and the Company are unable to agree upon the calculation of Working Capital as of the Working Capital Determination Time pursuant to Section 1.8(d) within two (2) Business Days after delivery of the Dispute Notice (or such other period as Neurotrope and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Working Capital shall be referred to an independent auditor of recognized national standing jointly selected by Neurotrope and Company (the “Accounting Firm”). Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Working Capital Schedule, and Neurotrope and Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Company and Neurotrope shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Company and Neurotrope. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Accounts Receivable and Accounts Payable made by the Accounting Firm shall be made in writing delivered to each of Neurotrope and Company, shall be final and binding on Neurotrope and Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Accounts Receivable and Accounts Payable at the Working Capital Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.8(e). If this Section 1.8(e) applies as to the determination of the Working Capital at the Working Capital Determination Time described in Section 1.8(a), upon resolution of the matter in accordance with this Section 1.8(e), the Parties shall not be required to determine Working Capital again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Neurotrope or Company may request a redetermination of Working Capital if the Closing Date is more than thirty (30) calendar days after the Anticipated Closing Date.

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(f)              In the event that Accounts Payable shall exceed Accounts Receivable as finally determined in accordance with the foregoing provisions of this Section 1.8, payment of the amount by which Accounts Payable exceeds Accounts Receivable (the “Working Capital Shortfall Amount”) shall be governed by the Juggernaut Backstop Agreement.

Article 2.

2.1              Effect on Company Units and Merger Sub 1. At the Metuchen Effective Time, by virtue of the Metuchen Merger and without any action on the part of the Company, Parent, Merger Sub 1 or any holders of (i) Preferred Units or (ii) Common Units:

(a)              Cancellation of Certain Company Units. All Company Units that are owned by the Company, Merger Sub 1 or any wholly owned subsidiary of the Company immediately prior to the Metuchen Effective Time shall automatically be canceled, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)              Conversion of Company Units. Subject to the other provisions of this Article II, each Company Unit issued and outstanding immediately prior to the Metuchen Effective Time shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient resulting from the formula of (i) 95,908,502 divided by (ii) the number of Company Outstanding Units (the “Company Exchange Ratio”); provided, however, that if the Parties mutually agree, for Nasdaq listing purposes, then the Company Exchange Ratio may be adjusted, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to as the “Company Merger Consideration”).

(c)              Conversion of Merger Sub 1 Membership Interests. At the Metuchen Effective Time, each common limited liability company interest of Merger Sub 1 shall be converted into one common limited liability company interest of Metuchen Surviving LLC.

(d)              Cancellation of Parent Stock. All shares of Parent Common Stock that are held by the Company immediately prior to the Effective Times shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.2              Metuchen Exchange Procedures.

(a)              Exchange Agent. Prior to the Effective Times, Parent shall deposit with a nationally recognized financial institution or trust company designated by Parent and Neurotrope and reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the exchange of certificates representing the full number of shares of Parent Stock (as defined below) issuable pursuant to Sections 2.1(b), 2.3(b) and 2.3(c) in exchange for outstanding shares of Neurotrope Stock and Company Units (such shares of Parent Stock provided to the Exchange Agent, the “Exchange Fund”). Parent shall cause the Exchange Agent to deliver the Parent Common Stock contemplated to be issued pursuant to Sections 2.1(b), 2.3(b) and 2.3(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent, the Company and Neurotrope shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

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(b)              Delivery of Parent Stock. Upon the delivery of by each holder of Company Units of a Unitholder FIRPTA Certificate, Parent shall cause the Exchange Agent to deliver as promptly as practicable after the Metuchen Effective Time, in respect of each Company Unit, the shares of Parent Common Stock (all of which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) and such holder shall cease to be a member of the Metuchen Surviving LLC or to have any rights or interests with respect thereto.

(c)              Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Company Unit pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Legal Requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Units, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

2.3              Effect on Capital Stock of Neurotrope, Merger Sub 2 and Parent. At the Neurotrope Effective Time, by virtue of the Neurotrope Merger and without any action on the part of Neurotrope, Parent, Merger Sub 2 or any holder of (i) any shares of Neurotrope common stock, $0.0001 par value per share (“Neurotrope Common Stock”) or (ii) any shares of Neurotrope preferred stock, $0.0001 par value per share (“Neurotrope Preferred Stock” and, together with Neurotrope Common Stock, “Neurotrope Stock”):

(a)              Conversion of Certain Stock. All shares of Neurotrope Common Stock that are held by Neurotrope as treasury stock or that are owned by Neurotrope, Merger Sub 2 or any other wholly owned subsidiary of Neurotrope immediately prior to the Neurotrope Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)              Conversion of Neurotrope Common Stock. Subject to the other provisions of Article II (including, without limitation, Section 2.6), each share of Neurotrope Common Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares) shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to 1.00 (the “Neurotrope Common Exchange Ratio”; provided, however, that if the Parties mutually agree, for Nasdaq listing purposes, then the Neurotrope Common Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to collectively as the “Neurotrope Common Merger Consideration”). As of the Neurotrope Effective Time, all shares of Neurotrope Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Neurotrope Common Stock (a “Neurotrope Common Certificate”) or shares of Neurotrope Common Stock held in book entry form (the “Neurotrope Common Book-Entry Shares”) shall, subject to Section 2.6, cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.3(b), the Neurotrope Common Merger Consideration upon surrender of such Neurotrope Common Certificate, without interest.

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(c)              Conversion of Neurotrope Preferred Stock. Subject to the other provisions of Article II (including, without limitation, Section 2.6), each share of Neurotrope Preferred Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares) shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Preferred Stock equal to 1.00 (the “Neurotrope Preferred Exchange Ratio”; provided that if the Parties mutually agree, for Nasdaq listing purposes, then the Neurotrope Preferred Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to collectively as the “Neurotrope Preferred Merger Consideration” and collectively with the Neurotrope Common Merger Consideration, the “Neurotrope Merger Consideration”). As of the Neurotrope Effective Time, all shares of Neurotrope Preferred Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Neurotrope Preferred Stock (a “Neurotrope Preferred Certificate” and collectively with the Neurotrope Common Certificate, the “Neurotrope Certificates”) or shares of Neurotrope Preferred Stock held in book entry form (the “Neurotrope Preferred Book-Entry Shares” and collectively with the Neurotrope Common Book-Entry Shares, the “Neurotrope Book-Entry Shares”) shall, subject to Section 2.6, cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.3(c), the Neurotrope Preferred Merger Consideration upon surrender of such Neurotrope Preferred Certificate, without interest. Following the Mergers, the Parent Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers.

(d)              Conversion of Neurotrope Options. At the Neurotrope Effective Time, each Neurotrope Option that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Neurotrope Stock Option Plans and each such Neurotrope Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Neurotrope Common Stock under Neurotrope Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Neurotrope Effective Time: (i) each Neurotrope Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Neurotrope Option assumed by Parent shall be determined by multiplying (A) the number of shares of Neurotrope Common Stock that were subject to such Neurotrope Option, as in effect immediately prior to the Neurotrope Effective Time by (B) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Neurotrope Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Neurotrope Common Stock subject to such Neurotrope Option, as in effect immediately prior to the Neurotrope Effective Time, by (B) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Neurotrope Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Neurotrope Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Neurotrope Option, such Neurotrope Option assumed by Parent in accordance with this Section 2.3(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Neurotrope Effective Time; and (B) Parent’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Neurotrope Board or any committee thereof with respect to each Neurotrope Option assumed by Parent. Notwithstanding anything to the contrary in this Section 2.3(d), the conversion of each Neurotrope Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Neurotrope Option shall not constitute a “modification” of such Neurotrope Option for purposes of Section 409A or Section 424 of the Code.

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(e)              Conversion of Neurotrope Warrants. At the Neurotrope Effective Time, each Neurotrope Warrant that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume each such Neurotrope Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Neurotrope Common Stock under Neurotrope Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Neurotrope Effective Time: (i) each Neurotrope Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Neurotrope Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Neurotrope Common Stock that were subject to such Neurotrope Warrant, as in effect immediately prior to the Neurotrope Effective Time by (B) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Neurotrope Warrant assumed by Parent shall be determined by dividing (A) the per share exercise price of Neurotrope Common Stock subject to such Neurotrope Warrant, as in effect immediately prior to the Neurotrope Effective Time, by (B) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Neurotrope Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Neurotrope Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Neurotrope Warrant, such Neurotrope Warrant assumed by Parent in accordance with this Section 2.3(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Neurotrope Effective Time.

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(f)              Conversion of Merger Sub 2 Stock. Each share of Merger Sub 2 common stock issued and outstanding immediately prior to the Neurotrope Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Neurotrope Surviving Corporation.

(g)              Cancellation of Parent Stock. Each share of Parent Common Stock that is held by Neurotrope immediately prior to the Effective Times shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.4              Neurotrope Exchange Procedures.

(a)              Neurotrope Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Neurotrope Effective Time, to each holder of record of a Neurotrope Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Neurotrope Certificates shall pass, only upon delivery of the Neurotrope Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both Neurotrope and the Company) and (ii) instructions for use in effecting the surrender of the Neurotrope Certificates in exchange for the Neurotrope Merger Consideration. Upon surrender of a Neurotrope Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Neurotrope Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to deliver in exchange thereof as promptly as practicable the number of whole shares of Parent Common Stock and/or Parent Preferred Stock (which shall be in non-certificated book entry form unless a physical certificate is requested by such holder, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act), as the case may be, representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.3(b) and/or (c), as the case may be, and the Neurotrope Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Neurotrope Common Stock or Neurotrope Preferred Stock that is not registered in the transfer records of Neurotrope, shares may be issued to a person other than the person in whose name the Neurotrope Certificate so surrendered is registered, if such Neurotrope Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of such Neurotrope Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

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(b)              Neurotrope Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Neurotrope Book-Entry Shares shall not be required to deliver a Neurotrope Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable Neurotrope Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Neurotrope Book-Entry Shares whose shares of Neurotrope Common Stock and/or Neurotrope Preferred Stock, as the case may be, were converted into the right to receive the applicable Neurotrope Merger Consideration shall automatically upon the Neurotrope Effective Time (or, at any later time at which such Neurotrope Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Neurotrope Effective Time, in respect of each share of Neurotrope Common Stock or Neurotrope Preferred Stock, as the case may be, the number of whole shares of Parent Common Stock and/or Parent Preferred Stock, as the case may be (which, in each case, shall be in non-certificated book entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act), representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 2.1(b) and 2.1(c), and the Neurotrope Book-Entry Shares of such holder shall forthwith be canceled.

(c)              No Further Ownership Rights in Neurotrope Common Stock. The Neurotrope Merger Consideration issued in accordance with the terms of this Article II upon the surrender of the Neurotrope Certificates (or, automatically, in the case of the Neurotrope Book-Entry Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Neurotrope Common Stock or Neurotrope Preferred Stock. After the Neurotrope Effective Time there shall be no further registration of transfers on the stock transfer books of Neurotrope Surviving Corporation of shares of Neurotrope Common Stock or Neurotrope Preferred Stock that were outstanding immediately prior to the Neurotrope Effective Time. If, after the Neurotrope Effective Time, any Neurotrope Certificates formerly representing shares of Neurotrope Stock are presented to the Neurotrope Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. No dividends or other distributions, if any, with a record date after the Neurotrope Effective Time shall be paid to the holder of any unsurrendered Neurotrope Common Stock or Neurotrope Preferred Stock until such holder shall surrender such Neurotrope Common Stock or Neurotrope Preferred Stock, as the case may be, in accordance with this Section 2.4. After the surrender of Neurotrope Common Stock and Neurotrope Preferred Stock in accordance with this Section 2.4, the holder thereof shall be entitled (in addition to the Neurotrope Merger Consideration issuable to such holder pursuant to this Article II) to any dividends or other distributions, without interest thereon, which, prior to such surrender, had become payable with respect to the Parent Common Stock and/or Parent Preferred Stock, as the case may be, to be issued in exchange for such Neurotrope Common Stock and/or Neurotrope Preferred Stock, as the case may be.

(d)              Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Neurotrope Common Stock and Neurotrope Preferred Stock for 180 days after the Neurotrope Effective Time shall be delivered to Parent, upon demand, and any holder of Neurotrope Common Stock or Neurotrope Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of its claim for the Neurotrope Merger Consideration and any dividends and distributions which such holder has the right to receive with respect to such Neurotrope Merger Consideration. Notwithstanding any other provision of this Agreement, any portion of the Neurotrope Merger Consideration that remains undistributed to the holders of Neurotrope Certificates as of the second anniversary of the Neurotrope Effective Time (or immediately prior to such earlier date on which the Neurotrope Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Body), shall, to the extent permitted by applicable Law, become the property of the Neurotrope Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

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(e)              No Liability. None of Neurotrope, the Company, Parent, the Merger Subs or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or Parent Preferred Stock from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(f)              Lost, Stolen or Destroyed Certificates. In the event any Neurotrope Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Neurotrope Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Neurotrope Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(d), Parent) will issue in exchange for such lost, stolen or destroyed Neurotrope Certificate the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, that would be deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Neurotrope Certificate been surrendered as provided in this Article II.

(g)              Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Neurotrope Common Stock, and Neurotrope Preferred Stock, Neurotrope Option, or Neurotrope Warrant pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Legal Requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Neurotrope Common Stock, and Neurotrope Preferred Stock, Neurotrope Option, or Neurotrope Warrant sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

2.5              No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or Parent Preferred Stock will be issued in the Mergers, but in lieu thereof, the number of shares of Parent Common Stock or Parent Preferred Stock, as the case may be, to be delivered to each holder of Company Common Units, Neurotrope Common Stock or Neurotrope Preferred Stock shall be rounded down to the nearest whole share.

2.6             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, and solely to the extent available to Neurotrope stockholders under Section 92A.390 et seq. of the Nevada Revised Statutes, Neurotrope Capital Stock that is outstanding immediately prior to the Neurotrope Effective Time and that is held by stockholders who shall not have voted in favor of the Neurotrope Merger or consented thereto in writing and who shall have demanded properly in writing appraisal (“Dissent Rights”) for such shares (collectively, the “Dissenting Shares”) in accordance with Section 92A.390 et seq. of the Nevada Revised Statutes shall not be converted into or represent the right to receive shares of Parent Common Stock or Parent Preferred Stock, as the case may be. To the extent Dissent Rights are available pursuant to Section 92A.390 et seq. of the Nevada Revised Statutes, such stockholders shall be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of said Section 92A.390 except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 92A.390 et seq. of the Nevada Revised Statutes shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Neurotrope Merger Effective Time, for the right to receive, without any interest thereon, the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, in the manner provided in Section 2.3 above. For the avoidance of doubt, neither Neurotrope nor any other Party intends to confer upon any Neurotrope stockholder any right of appraisal or dissenters’ right that is in addition to the rights to which Neurotrope stockholders are expressly entitled under Section 92A.390 et seq. of the Nevada Revised Statutes by reason of the Neurotrope Merger.

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2.7              Certain Adjustments. If, between the date of this Agreement and the Closing Date (and as permitted by Article VI), the outstanding Neurotrope Common Stock, Neurotrope Preferred Stock, Company Units, Parent Common Stock or Parent Preferred Stock shall have been changed into a different number of shares or units or a different class by reason of any dividend, distribution, subdivision, reorganization, reclassification, redemption, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Company Merger Consideration and the Company Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to proportionally reflect such change.

2.8              Further Assurances. If at any time before or after the Effective Times, Neurotrope or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the Effective Times, then Neurotrope, Parent, the Merger Subs, the Company and the Surviving Companies and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement. Each of Neurotrope and the Company shall timely take all necessary action, in its capacity as a stockholder of Parent, and shall cause its officers, employees and representatives, in their capacities as directors and officers of Parent, Merger Sub 1 and/or Merger Sub 2, to timely take all necessary action, required to give effect to the terms and provisions of this Agreement. Neither Neurotrope nor the Company shall, in its capacity as a stockholder of Parent, nor shall Neurotrope or the Company permit its officers, directors, managers or representatives to take, in their capacities as officers and/or directors of Parent, Merger Sub 1 or Merger Sub 2, any action that would, or would reasonably be expected to result in the failure of Parent, Merger Sub 1 or Merger Sub 2 to comply with their respective obligations hereunder or would otherwise prohibit, materially delay or impede the Closing or the satisfaction of any condition to either Neurotrope’s or the Company’s obligations to consummate the Closing.

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Article 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company represents and warrants to Neurotrope as follows:

3.1              Organization and Qualification; Charter Documents.(a)

(a)              Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 3.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. None of the Metuchen Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)              Each of the Metuchen Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary Entity power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)              Each of the Metuchen Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)              Company has made available to Neurotrope accurate and complete copies of: (i) the certificate of incorporation, bylaws and other charter and organizational documents of each Metuchen Company, including all amendments thereto; (ii) the stock records of each Metuchen Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Metuchen Company, the board of directors of each Metuchen Company and all committees of the board of directors of each Metuchen Company. Except as disclosed in Part 3.1(a) of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of the Metuchen Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.2              Capital Structure.

(a)              The authorized equity of Company consists of 5,691,281.99 fully diluted Company Units, of which (i) 1,619,753.11 Company Preferred Units are issued and outstanding as of the date of this Agreement, (ii) 3,434,551.28 Company Common Units are issued and outstanding as of the date of this Agreement, and (iii) 636,977.59 Company Units are reserved for issuance in connection with the Company Warrants and Company Options as set forth in Section 3.2(b) herein.  No Company Units are held in Company’s treasury as of the date of this Agreement.  All outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

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(b)             As of the date of this Agreement, (i) no Company Common Units are reserved for issuance to employees, consultants and non-employee directors, and no Company Options are issued or outstanding, and (ii) Company has reserved 636,977.59 Company Common Units for issuance to holders of Company Warrants upon their exercise. All Company Common Units subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  Part 3.2(b) of the Company Disclosure Schedule lists each holder of Company Units and the number and type of Company Units held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any.

(c)              Except as set forth on Part 3.2(c) of the Company Disclosure Schedule:  (i) none of the outstanding Company Units are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Units are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal shall have not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Metuchen Companies having a right to vote on any matters on which the Company Members have a right to vote; (iv) there is no Contract to which the Metuchen Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Units.  Except as set forth on Part 3.2(c) of the Company Disclosure Schedule, none of the Metuchen Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Units or other securities.  Each Company Preferred Unit is convertible into one Company Common Unit.

3.3              Authority; Non-Contravention; Approvals

(a)              Company has the requisite limited liability company power and authority to enter into this Agreement and, subject to the Preferred Members Consent, to perform its obligations hereunder and to consummate the Company Transactions.  The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Company Transactions have been duly authorized by all necessary limited liability company action on the part of Company, subject only to the Preferred Members Consent and the filing and recordation of the Metuchen Certificate of Merger pursuant to Delaware Law.  The Preferred Members Consent is the only vote of the holders of any class or series of Company Units necessary to adopt this Agreement and approve the Mergers and the other Company Transactions (the “Required Company Vote”).  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Neurotrope and Parent, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b)              The Company Board, by resolutions duly adopted by unanimous written consent of the Company Board and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Mergers, and determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of the Company Members, and (ii) resolved to recommend that the holders of a majority of the Company Preferred Units adopt this Agreement and approve the Mergers and all other Transactions and directed that such matters be submitted for consideration of the holders of a majority of the Company Preferred Units.

(c)              The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of formation or operating agreement of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Preferred Members Consent and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Mergers, (iii) require any Metuchen Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Mergers or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of any Metuchen Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Mergers.

(d)              No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Metuchen Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Registration Statement, in which the Proxy Statement will be included as a prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents as may be required under (A) the HSR Act or (B) any other Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

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3.4              Anti-Takeover Statutes Not Applicable.  The Company Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Mergers or the other Transactions.

3.5              Company Financial Statements; No Undisclosed Liabilities.

(a)              The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2019 and 2018 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company.  The balance sheet of Company as of December 31, 2019, is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes.

(b)              Except as disclosed in Part 3.5(b) of the Company Disclosure Schedule, each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)              Since January 1, 2017 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof. Since the Company Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

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(d)              Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each, a “Liability”) except Liabilities (i) identified in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 3.5(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.6              Absence Of Certain Changes Or Events.  Except as disclosed in Part 3.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the Metuchen Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been:  (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Neurotrope pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7              Taxes.

(a)               Each income and other material Tax Return that any Metuchen Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries. Except as disclosed in Part 3.7 of the Company Disclosure Schedule, no extension of time with respect to any date on which a Tax Return was required to be filed by any Metuchen Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to any Metuchen Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by any Metuchen Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of any Metuchen Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

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(b)               No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Metuchen Company with any taxing authority or issued by any taxing authority to any Metuchen Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to any Metuchen Company that are, or if issued would be, binding on any Metuchen Company.

(c)               No Metuchen Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Metuchen Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d)               None of the Metuchen Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e)               No Metuchen Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f)                No Metuchen Company is nor has been at any time during the five-year period ending at the Metuchen Effective Time a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(g)               No Metuchen Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.8              Intellectual Property.

(a)               The Company, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Company IP Rights, except for any failure to own or have such right to use, or have the right to bring actions that would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Part 3.8(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(c)               Part 3.8(c) of the Company Disclosure Schedule accurately identifies (i) all Company IP Rights licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, and (C) any confidential information provided under confidentiality agreements), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

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(d)               Part 3.8(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).

(e)               Neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted.

(f)                The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, as identified in Part 3.8(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)              All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(ii)             Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii)            To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

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(iv)            No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v)              The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a trade secret.

(vi)             Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)            To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted.

(g)              The Company has delivered or made available to Neurotrope, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(h)              The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, or violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.

(i)               There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

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(j)               Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(k)              To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(l)               Except as set forth in Parts 3.8(c) or 3.8(d) of the Company Disclosure Schedule (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(m)             Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.9              Compliance with Legal Requirements.

Except as disclosed in in Part 3.9 of the Company Disclosure Schedule:

(a)               Company and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected (or to which the parent of Company is bound), or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Company’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Company, nor has any Governmental Body indicated to any Metuchen Company or its parent in writing an intention to conduct the same.

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(b)               Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”).  Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Company immediately after the Metuchen Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time.  Company has made available to Neurotrope all Company Permits and correspondence from the FDA or other comparable Governmental Body.

(c)              The Metuchen Companies and Persons acting in concert with and on behalf of Company:

(i)              have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C.  Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)             have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)              None of the Metuchen Companies, and to the knowledge of Company, no Representative of any of the Metuchen Companies on their behalf with respect to any matter relating to any of the Metuchen Companies, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e)              No product or product candidate manufactured, tested, distributed, held, licensed or marketed (“Commercialized”) by or on behalf of Company, or by or on behalf of any of the other Metuchen Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Metuchen Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Company has, prior to the execution of this Agreement, provided or made available to Neurotrope all information about adverse drug experiences obtained or otherwise received by Company or by any of the Metuchen Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers for any product or product candidate Commercialized by any of the Metuchen Companies.

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(f)              Neither Company nor any of the Metuchen Companies, or Persons acting in concert with or on behalf of Company or Metuchen Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of Company, or, any of the other Metuchen Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g)              All pre-clinical and clinical studies conducted by or on behalf of Company relating to product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h)              Company and each of the Metuchen Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)              Company and the Metuchen Companies, and their Representatives, are and at all times have been, in compliance with, and the business of Company and the Metuchen Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Company) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Governmental Body, including the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General, and the FDA (collectively with other applicable federal, state or foreign regulatory authorities and any Governmental Bodies, “Regulatory Authorities”), including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Company or the Metuchen Companies of, or a failure on the part of Company or the Metuchen Companies to comply with, any such Legal Requirements.

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3.10             Legal Proceedings; Orders.

(a)              Except as set forth in Part 3.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding:  (i) that involves any of the Metuchen Companies, any business of any of the Metuchen Companies or any of the assets owned, leased or used by any of the Metuchen Companies; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Transactions or (iii) that involves any product Commercialized by any of the Metuchen Companies.  None of the Legal Proceedings identified in Part 3.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b)               There is no Order to which any of the Metuchen Companies, or the assets owned or used by any of the Metuchen Companies (including, without limitation, any product Commercialized or intended to be Commercialized by any of the Metuchen Companies), is subject.  To the knowledge of Company, no officer or other key employee of any of the Metuchen Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Metuchen Companies.

3.11             Brokers’ And Finders’ Fees.  Except as set forth in Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Transactions based upon arrangements made by or on behalf of any of the Metuchen Companies.

3.12             Employee Benefit Plans.

(a)              Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Metuchen Company or any ERISA Affiliate of any Metuchen Company (collectively, the “Company Employee Plans”).  No Metuchen Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Company Employee Plan, Company has made available to Neurotrope, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

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(b)               Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  No Metuchen Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Company Employee Plans.  All contributions required to be made by any Metuchen Company or any ERISA Affiliate of any Metuchen Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials on file with the SEC, if required under GAAP.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

(c)               No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)               No Metuchen Company nor any ERISA Affiliate of any Metuchen Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  No Metuchen Company nor any ERISA Affiliate of any Metuchen Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

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(e)               Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, consummation of the Mergers will not (i) entitle any current or former employee or other service provider of any Metuchen Company or any ERISA Affiliate of any Metuchen Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Metuchen Company pursuant to any Company Employee Plan in connection with the transactions as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

3.13             Title to Assets; Real Property.

(a)              The Metuchen Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned by the Metuchen Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

(b)              All material items of equipment and other tangible assets owned by or leased to the Metuchen Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Metuchen Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time.  The Metuchen Companies do not own and have never owned any real property or any interest in real property.  Part 3.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

3.14             Environmental Matters.

(a)              No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

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(b)              Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.

(c)              Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d)              No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

3.15             Labor Matters.

(a)              To the Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b)              The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)               Except as disclosed in Part 3.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral:  (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Mergers or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Mergers.

3.16             Company Contracts.

(a)              Except for Excluded Contracts or as set forth in Part 3.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i)              any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Metuchen Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Metuchen Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Metuchen Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Metuchen Company under applicable foreign Legal Requirements;

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(ii)             any Contracts identified or required to be identified in Part 3.13(b) of the Company Disclosure Schedule;

(iii)            any Contract with any distributor, reseller or sales representative with an annual value in excess of $250,000;

(iv)            any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates with an annual value in excess of $250,000;

(v)             any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)            any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii)           any Contract imposing, by its express terms, any material restriction on the right or ability of any Metuchen Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)          any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)             any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000;

(x)              any joint marketing or development agreement;

(xi)             any commercial Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

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(xii)            any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Metuchen Company for which a waiver of such right shall have not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Metuchen Company; or

(xiii)           any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b)              Company has made available to Neurotrope an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”).  Neither Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts.  To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract.  Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.17             Books And Records.  Except as disclosed in Part 3.17 of the Company Disclosure Schedule, the minute books of Company and its Subsidiaries made available to Neurotrope are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent, as applicable, since the time of organization or incorporation of Company or such Subsidiaries, as the case may be.  The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

3.18            Insurance.

(a)              The Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are necessary for the operation of the Company’s and its Subsidiaries’ businesses in all material respects.  The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Metuchen Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Company Insurance Policies have been paid on a timely basis and each Metuchen Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Neurotrope.

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(b)             There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Metuchen Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Metuchen Company received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19            Government Contracts.  Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened.  The consummation of the Mergers and other Transactions will not result in any such suspension or debarment of Company or Neurotrope (other than any such suspension or debarment to the extent resulting from the Company becoming a subsidiary of Neurotrope).

3.20            Interested Party Transactions. Except as disclosed in Part 3.20 of the Company Disclosure Schedule, no event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

3.21            Disclosure; Company Information.  The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will not, on the date of filing thereof or the date that it is first mailed to the Neurotrope stockholders, as applicable, or at the time of the Neurotrope Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent, Neurotrope or any of their respective Representatives for inclusion in the Registration Statement and the Proxy Statement.

Article 4.
REPRESENTATIONS AND WARRANTIES OF NEUROTROPE

Except as set forth in the corresponding sections or subsections of the Neurotrope Disclosure Schedule and except for any disclosure set forth in any of the Neurotrope SEC Documents (excluding any “risk factor” sections thereof), Neurotrope represents and warrants to Company as follows:

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4.1              Organization and Qualification.

(a)              Part 4.1(a) of the Neurotrope Disclosure Schedule identifies each Subsidiary of Neurotrope and indicates its jurisdiction of organization.  Neither Neurotrope nor any of the Entities identified in Part 4.1(a) of the Neurotrope Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 4.1(a) of the Neurotrope Disclosure Schedule.  None of the Neurotrope Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No representations and warranties in this Section 4.1(a) are being given as to SpinCo.

(b)              Neurotrope is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Neurotrope has all necessary corporate or limited liability company power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)              Neurotrope (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Neurotrope Material Adverse Effect.

(d)              The copies of the certificate of incorporation and bylaws of Neurotrope which are incorporated by reference as exhibits to Neurotrope’s Annual Report on Form 10-K for the year ended December 31, 2019 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

4.2              Capital Structure.

(a)              The authorized capital stock of Neurotrope consists of 150,000,000 shares of Neurotrope Common Stock, par value, $0.0001, of which 22,184,695 shares are issued and outstanding (which includes zero shares of restricted stock) as of the close of business on the day prior to the date hereof and 50,000,000 shares of Neurotrope Preferred Stock, par value $0.0001 per share, of which 2,957.50 shares are issued and outstanding as of the close of business on the day prior to the date hereof.  No shares of capital stock are held in Neurotrope’s treasury.  All outstanding shares of Neurotrope Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b)              As of the date of this Agreement, Neurotrope had reserved an aggregate of 2,935,323 shares of Neurotrope Common Stock for issuance to employees, consultants and non-employee directors pursuant to the Neurotrope Stock Option Plans, under which options were outstanding for an aggregate of 2,326,573 shares. 21,731,258 shares of Neurotrope Common Stock were reserved for issuance to holders of warrants to purchase Neurotrope Common Stock upon their exercise.  All shares of Neurotrope Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 4.2(b) of the Neurotrope Disclosure Schedule lists each outstanding option to purchase shares of Neurotrope Capital Stock (a “Neurotrope Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof and the vesting schedule and post-termination exercise period thereof.

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(c)              [Reserved]

(d)              Except as set forth in Part 4.2(d) of the Neurotrope Disclosure Schedule and except for the right to participate in the Spin-Off:  (i) none of the outstanding shares of Neurotrope Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Neurotrope Capital Stock are subject to any right of first refusal in favor of Neurotrope; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Neurotrope Companies having a right to vote on any matters on which the stockholders of Neurotrope have a right to vote; (iv) there is no Contract to which the Neurotrope Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Neurotrope Capital Stock.  None of the Neurotrope Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Neurotrope Capital Stock or other securities.

4.3              Authority; Non-Contravention; Approvals.

(a)              Neurotrope has the requisite corporate power and authority to enter into this Agreement and, subject to Neurotrope Stockholder Approval, to perform its obligations hereunder and to consummate the Neurotrope Transactions.  The execution and delivery by Neurotrope of this Agreement, the performance by Neurotrope of its obligations hereunder and the consummation by Neurotrope of the Neurotrope Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Neurotrope, subject only to Neurotrope Stockholder Approval and the filing and recordation of the Neurotrope Certificate of Merger pursuant to the DGCL and the Neurotrope Articles of Merger pursuant to Nevada Law.  The affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Neurotrope Common Stock voting separately as a class and (ii) two-thirds in voting power of the outstanding shares of Neurotrope Preferred Stock voting separately as a class, in each case, on the applicable record date (“Neurotrope Stockholder Approval”) is the only vote of the holders of any class or series of Neurotrope Capital Stock necessary to adopt or approve the Neurotrope Stockholder Approval Matter.  This Agreement has been duly executed and delivered by Neurotrope and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Neurotrope, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)              The Neurotrope Board, by resolutions duly adopted by a vote at a meeting of all directors of Neurotrope duly called and held,  and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Neurotrope Merger, and determined that this Agreement and the Neurotrope Transactions, including the Neurotrope Merger, are fair to, and in the best interests of Neurotrope’s stockholders, and (ii) resolved to recommend that Neurotrope’s stockholders approve the Neurotrope Stockholder Approval Matter and directed that such matters be submitted for consideration of the stockholders of Neurotrope at the Neurotrope Stockholders’ Meeting.

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(c)              The execution and delivery of this Agreement by Neurotrope does not, and the performance of this Agreement by Neurotrope will not, (i) conflict with or violate the certificate of incorporation or bylaws of Neurotrope, (ii) subject to obtaining Neurotrope Stockholder Approval and compliance with the requirements set forth in Section 4.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Neurotrope or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Neurotrope Material Adverse Effect or would not prevent or materially delay the consummation of the Mergers, or (iii) require a Neurotrope Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Neurotrope Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Neurotrope’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Neurotrope pursuant to, any Neurotrope Contract.

(d)              No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Neurotrope in connection with the execution and delivery of this Agreement or the consummation of the Neurotrope Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Neurotrope Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Neurotrope Articles of Merger with the Nevada Secretary of State (iv) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (v) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market, (vi) such consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement and (vii) such filings as may be required in connection with the Spin-Off.

4.4              Anti-Takeover Statutes Not Applicable.  The Neurotrope Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Neurotrope Merger or the other Neurotrope Transactions.  The Neurotrope Board has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 78.438 et seq. of the Nevada Revised Statutes.

4.5              SEC Filings; Neurotrope Financial Statements; No Undisclosed Liabilities.

(a)               Neurotrope has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Neurotrope with or furnished by Neurotrope to the SEC since January 1, 2017 (the “Neurotrope Lookback Date”) (the “Neurotrope SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”).  All Neurotrope SEC Documents have been timely filed and, as of the time a Neurotrope SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Neurotrope SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Neurotrope SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no other documents that are required to be filed by Neurotrope with the SEC that have not been filed.  Each of the certifications and statements relating to the Neurotrope SEC Documents required by:  (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Neurotrope Certification was filed with or furnished to the SEC.  As used in this Section 4.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. No representations and warranties in this Section 4.5(a) are being given as to SpinCo.

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(b)              Except as set forth in the Neurotrope SEC Documents, from the Neurotrope Lookback Date through the date hereof, Neurotrope has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Neurotrope Common Stock on the Nasdaq. Except as disclosed in the Neurotrope SEC Documents or documents which Neurotrope has made available in a data room for review by Company, Neurotrope has no unresolved SEC comments. As of the date of this Agreement, Neurotrope is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c)              Since the Neurotrope Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Neurotrope, the Neurotrope Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d)              Neurotrope is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e)              Neurotrope and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Neurotrope in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Neurotrope’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

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(f)              Neurotrope and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Neurotrope and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No representations and warranties in this Section 4.5(f) are being given as to SpinCo.

(g)               The financial statements (including any related notes) contained or incorporated by reference in the Neurotrope SEC Documents (the “Neurotrope Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Neurotrope as of the respective dates thereof and the consolidated results of operations and cash flows of Neurotrope for the periods covered thereby.  Neurotrope has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K).  Other than as expressly disclosed in the Neurotrope SEC Documents filed prior to the date hereof, there has been no material change in Neurotrope Neurotrope’s accounting methods or principles that would be required to be disclosed in Neurotrope’s Financials in accordance with GAAP. No representations and warranties in this Section 4.5(g) are being given as to SpinCo.

(h)               Except as disclosed in the Neurotrope Financials, neither Neurotrope nor any of its Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations or financial condition of Neurotrope and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Neurotrope Financials, (ii) incurred in connection with the Neurotrope Transactions, (iii) disclosed in Part 4.5(h) of the Neurotrope Disclosure Schedule, (iv) set forth in any Neurotrope Contract (other than with respect to SpinCo), or (v) incurred since January 1, 2020 in the ordinary course of business.

4.6              Absence Of Certain Changes Or Events.  Since the date of the most recent periodic report on Form 10-K filed by Neurotrope with the SEC through the date of this Agreement, each of the Neurotrope Companies has conducted its business in the ordinary course of business, and (a) there has not been any event that has had a Neurotrope Material Adverse Effect; (b) no Neurotrope Company has entered into or amended any material terms of any Contract (other than with respect to SpinCo), in each case providing for new obligations in excess of $100,000 or (c) incurred any Indebtedness.

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4.7              Taxes.

(a)              Each of the income and other material Tax Returns that any Neurotrope Company was required to file under applicable Legal Requirements:  (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Neurotrope or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Neurotrope or are properly reserved for on the books or records of Neurotrope and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by any Neurotrope Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to any Neurotrope Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by any Neurotrope Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of any Neurotrope Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Neurotrope or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Neurotrope Financials. No representations and warranties in this Section 4.7(a) are being given as to SpinCo.

(b)              No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Neurotrope Company with any taxing authority or issued by any taxing authority to a Neurotrope Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to a Neurotrope Company that are, or if issued would be, binding on any Neurotrope Company.

(c)              No Neurotrope Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Neurotrope Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d)              None of the Neurotrope Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e)              No Neurotrope Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Neurotrope has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

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(f)              No Neurotrope Company is (or has been at any time during the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(g)             No Neurotrope Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

4.8              Intellectual Property. To the knowledge of Neurotrope, Neurotrope and its Subsidiaries have, or own rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted and as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Neurotrope Material Adverse Effect (collectively, the “Neurotrope Owned IP Rights”). Neither Neurotrope nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Neurotrope Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Neurotrope or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Neurotrope Material Adverse Effect.

4.9              Compliance with Legal Requirements. Other than with respect to SpinCo as to which no representations and warranties are being made in in this Section 4.9:

(a)              Neurotrope and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Neurotrope or any of its Subsidiaries or by which Neurotrope or any of its Subsidiaries are bound or affected), or (ii) any Contract to which Neurotrope or any of its Subsidiaries is a party or by which Neurotrope or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Neurotrope’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Neurotrope, threatened against Neurotrope or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Neurotrope, nor has any Governmental Body indicated to Neurotrope or its Subsidiaries in writing an intention to conduct the same.

(b)              Neurotrope and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Neurotrope and its Subsidiaries taken as a whole (collectively, the “Neurotrope Permits”).  Neurotrope and its Subsidiaries are in compliance in all material respects with the terms of the Neurotrope Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Neurotrope, threatened, which seeks to revoke or limit any Neurotrope Permit. Except as set forth in Part 4.9(b) of the Neurotrope Disclosure Schedule, the rights and benefits of each Neurotrope Permit will be available to the Neurotrope Surviving Corporation immediately after the Neurotrope Effective Time on terms substantially identical to those enjoyed by Neurotrope immediately prior to the Effective Time.  Neurotrope has made available to Company all Neurotrope Permits and correspondence from the FDA or other comparable Governmental Body.

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(c)              The Neurotrope Companies and Persons acting in concert with and on behalf of Neurotrope:

(i)              have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C.  Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)             have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)              None of the Neurotrope Companies, and to the knowledge of Neurotrope, no Representative of any of the Neurotrope Companies on their behalf with respect to any matter relating to any of the Neurotrope Companies, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e)              No product or product candidate Commercialized by or on behalf of Neurotrope, or by or on behalf of any of the other Neurotrope Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Neurotrope Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Neurotrope has, prior to the execution of this Agreement, provided or made available to Company all information about adverse drug experiences obtained or otherwise received by Neurotrope or by any of the Neurotrope Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate Commercialized by any of the Neurotrope Companies.

(f)              Neither Neurotrope nor any of the other Neurotrope Companies, or Persons acting in concert with or on behalf of Neurotrope or any of the other Neurotrope Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of the Neurotrope, or, any of the other Neurotrope Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

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(g)              All pre-clinical and clinical studies relating to Neurotrope product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h)              Neurotrope has, and each of the other Neurotrope Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)               Neurotrope and the other Neurotrope Companies, and their Representatives, are and at all times have been, in compliance with, and the business of Neurotrope and the other Neurotrope Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Neurotrope) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Regulatory Authorities, including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Neurotrope or the other Neurotrope Companies of, or a failure on the part of Neurotrope or the other Neurotrope Companies to comply with, any such Legal Requirements.

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4.10             Legal Proceedings; Orders.

(a)              Except as set forth in Part 4.10(a) of the Neurotrope Disclosure Schedule, and other than with respect to SpinCo, as to which no representations and warranties are being made in this Section 4.10(a), there is no pending Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding:  (i) that involves any of the Neurotrope Companies, any business of any of the Neurotrope Companies or any of the assets owned, leased or used by any of the Neurotrope Companies or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Neurotrope Merger or any of the other Neurotrope Transactions.  Except as set forth in Part 4.10(a)(i) of the Neurotrope Disclosure Schedule, none of the Legal Proceedings identified in Part 4.10(a) of the Neurotrope Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Neurotrope Material Adverse Effect.  To the knowledge of Neurotrope, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 4.10(a).

(b)              Other than with respect to SpinCo, as to which no representations and warranties are being made in in this Section 4.10(b), there is no Order to which any of the Neurotrope Companies, or any material assets owned or used by any of the Neurotrope Companies, is subject.  To the knowledge of Neurotrope, no officer or other key employee of any of the Neurotrope Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Neurotrope Companies.

4.11             Brokers’ And Finders’ Fees.  Except as set forth in Part 4.11 of the Neurotrope Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Neurotrope Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Neurotrope Companies.

4.12             Employee Benefit Plans.

(a)              Part 4.12(a) of the Neurotrope Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Neurotrope or any ERISA Affiliate of Neurotrope (collectively, the “Neurotrope Employee Plans”).  Neither Neurotrope nor, to the knowledge of Neurotrope, any other person or entity, has made any commitment to modify, change or terminate any Neurotrope Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Neurotrope Employee Plan, Neurotrope has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Neurotrope Employee Plan that is subject to ERISA and Code reporting requirements.

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(b)              Each Neurotrope Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  Neurotrope is not in material default under or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of Neurotrope Employee Plans.  All contributions required to be made by Neurotrope or any ERISA Affiliate to any Neurotrope Employee Plan have been timely paid or accrued on the most recent Neurotrope Financials on file with the SEC, if required under GAAP.  Any Neurotrope Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Neurotrope, no event has occurred and no condition exists with respect to the form or operation of such Neurotrope Employee Plan that would cause the loss of such qualification.

(c)              No Neurotrope Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Neurotrope, is threatened against or with respect to any such Neurotrope Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)              Neither Neurotrope nor any ERISA Affiliate of Neurotrope has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither Neurotrope nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)              Except as set forth in Part 4.12(e) of the Neurotrope Disclosure Schedule, consummation of the Neurotrope Merger will not (i) entitle any current or former employee or other service provider of Neurotrope or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Neurotrope Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Neurotrope Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Neurotrope Employee Plans. No benefit payable or that may become payable by Neurotrope pursuant to any Neurotrope Employee Plan in connection with the Neurotrope Transactions or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

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4.13             Title to Assets; Real Property.

(a)              The Neurotrope Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned or leased by the Neurotrope Companies free and clear of any Encumbrances, except for Permitted Encumbrances. No representations and warranties in this Section 4.13(a) are being given as to SpinCo.

(b)              The Neurotrope Companies do not own and have not, since the Neurotrope Lookback Date, owned any real property or any interest in real property, except for the leaseholders created under the real property leases identified in Part 4.13(b) of the Neurotrope Disclosure Schedule.  No representations and warranties in this Section 4.13(b) are being given as to SpinCo.

4.14             Environmental Matters.

(a)              No Hazardous Material has been released as a result of the deliberate actions of Neurotrope or any of its Subsidiaries, or, to Neurotrope’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Neurotrope or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Neurotrope Material Adverse Effect.

(b)              Neither Neurotrope nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c)              Neurotrope and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Neurotrope Environmental Permits”) necessary for the conduct of Neurotrope’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Neurotrope and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Neurotrope Material Adverse Effect.

(d)              No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Neurotrope, threatened concerning any Neurotrope Environmental Permit, Hazardous Material or any Hazardous Material Activity of Neurotrope or any of its Subsidiaries.

4.15             Neurotrope Contracts.

(a)              Except for (x) Excluded Contracts or as set forth in the most recent exhibit list on Neurotrope’s Form 10-K for the year ended December 31, 2017 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or Parts 4.8(b) or 4.14 of the Neurotrope Disclosure Schedule, (y) any Contracts by which SpinCo is a party or may be bound, subject or affected, and (z) this Agreement or the ancillary agreements hereto, neither Neurotrope nor any of its Subsidiaries is a party to or is bound by:

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(i)              any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Neurotrope Companies and (ii) any active, retired or former employees, directors or material consultants of any Neurotrope Company, other than any such Contract that is (x) terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or (y) without any obligation on the part of any Neurotrope Company, other than severance payments required to be made by any Neurotrope Company under applicable Legal Requirements;

(ii)             any Contracts identified or required to be identified in Part 4.13(b) of the Neurotrope Disclosure Schedule;

(iii)            any Contract with any distributor, reseller or sales representative with an annual value in excess of $250,000;

(iv)            any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Neurotrope in relation to the manufacture of the Neurotrope’s products or product candidates with an annual value in excess of $250,000;

(v)             any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Neurotrope Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Neurotrope Transactions;

(vi)            any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Neurotrope or any of its Subsidiaries and any of its officers or directors;

(vii)           any Contract imposing, by its express terms, any material restriction on the right or ability of any Neurotrope Company:  (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)          any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)             any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

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(x)              any joint marketing or development agreement;

(xi)             any commercial Contract that would reasonably be expected to have a material effect on the ability of Neurotrope to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(xii)            any Contract that provides for:  (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Neurotrope Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Neurotrope Company;

(xiii)           any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)          any Contract that does not allow Neurotrope or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $250,000 in the aggregate.

(b)              Neurotrope has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 4.15 of the Neurotrope Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 4.15 but for its inclusion in the most recent exhibit list of Neurotrope’s Form 10-K for the year ended December 31, 2019 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Neurotrope Contract”).  Neither Neurotrope nor any of its Subsidiaries, nor to Neurotrope’s knowledge any other party to a Neurotrope Contract, has, since the Neurotrope Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Neurotrope Contracts.  To the knowledge of Neurotrope, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any Neurotrope Contract or (ii) give any Person the right to declare a default in any material respect under any Neurotrope Contract, except for any immaterial violations, breaches or defaults.  To Neurotrope’s knowledge, each Neurotrope Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(c)              Effective as of the time of the closing of the Spin-Off, all Contracts to which Neurotrope is a party (other than as set forth (i) on Part 4.15(c) of the Neurotrope Disclosure Schedule and (ii) in this Agreement or the ancillary agreements hereto) will be assigned to SpinCo, and Neurotrope will have no liability under any such Contract.

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4.16             Insurance.

(a)              Part 4.16(a) of the Neurotrope Disclosure Schedule sets forth each material insurance policy (the “Neurotrope Insurance Policies”) to which Neurotrope or its Subsidiaries is a party.  Neurotrope or its Subsidiaries maintain all Neurotrope Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Neurotrope’s and its Subsidiaries’ businesses in all material respects.  To Neurotrope’s knowledge, such Neurotrope Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Neurotrope Companies would, in accordance with good business practice, customarily insure.  Since the Neurotrope Lookback Date, all premiums due and payable under such Neurotrope Insurance Policies have been paid on a timely basis and each Neurotrope Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Neurotrope Insurance Policies, or summaries of all terms material thereof, have been made available to the Company.

(b)              There are no material claims pending under any Neurotrope Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Neurotrope Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Neurotrope Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Neurotrope Company received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

4.17             Interested Party Transactions.  Except as set forth in the Neurotrope SEC Documents, no event has occurred during the Neurotrope Lookback Period that would be required to be reported by Neurotrope as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

4.18             Opinion of Financial Advisor.  The Neurotrope Board has received an opinion of Gemini Valuation Services, LLC, financial advisor to Neurotrope, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Neurotrope from a financial point of view.  Neurotrope will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

4.19             Status of SpinCo. Immediately after giving effect to the Spin-Off, SpinCo shall be solvent and shall (a) be able to pay all of its liabilities and other obligations as they become due, and (b) have adequate capital to carry on its present or proposed business. No transfer of property is being made and no obligation is being incurred in connection with the Spin-Off or the transactions contemplated thereby with the intent to hinder, delay or defraud either present or future creditors of Neurotrope or SpinCo. In connection with the transactions contemplated hereby, SpinCo has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.20             Operating Liabilities After Spin-Off. Immediately after giving effect to the Spin-Off and the transactions contemplated thereby, except as set forth on Part 4.20 of the Neurotrope Disclosure Schedule and pursuant to the terms of the Tax Matters Agreement between Neurotrope and SpinCo (the “Tax Matters Agreement”), Neurotrope shall have no liabilities relating to SpinCo, whether absolute, accrued, asserted or unasserted, contingent or otherwise.

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4.21             Disclosure; Neurotrope Information. The information relating to Neurotrope or its Subsidiaries to be supplied by or on behalf of Neurotrope for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will not, on the date of filing thereof or the date it is first mailed to Neurotrope stockholders, as applicable, or at the time of the Neurotrope Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by Neurotrope with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Registration Statement and the Proxy Statement.

Article 5.
CONDUCT OF BUSINESS PENDING THE MERGERS

5.1              Conduct of Company Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Metuchen Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Neurotrope consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 5.1 of the Company Disclosure Schedule, as expressly permitted by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Neurotrope, which shall not be unreasonably withheld (and in which event, if Neurotrope has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a)              amend or otherwise change its certificate of formation or limited liability company agreement, or otherwise alter its company structure through merger, liquidation, reorganization or otherwise;

(b)              issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any membership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests, or any other ownership interest (including, without limitation, any phantom interest), except for the issuance of Company Units issuable in connection with the conversion of indebtedness or of preferred units;

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(c)              redeem, repurchase or otherwise acquire, directly or indirectly, any Company Units (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d)              incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets;

(e)              (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its membership interests, except that a wholly owned Subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which any Metuchen Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(f)              accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under this Agreement or as may be required by applicable Legal Requirements;

(g)              sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights;

(h)              (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, in each case with an individual value in excess of $75,000; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $75,000; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $75,000, taken as a whole or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);

(i)               forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)               take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(k)              (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants;  (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Neurotrope prior to the date hereof, or except as required by Legal Requirements;

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(l)               hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(m)              make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n)              pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

(o)              otherwise take any actions other than in the ordinary course of business consistent with past practice;

(p)              enter into any material partnership arrangements, joint development agreements or strategic alliances;

(q)              initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where the Company and its Subsidiaries are claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $75,000 individually;

(r)              except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or the other Transactions; or

(s)              after the Working Capital Calculation is finalized pursuant to Section 1.8, incur any Liabilities or otherwise take any actions other than, in each case, in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

(t)              take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (s) above.

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5.2              Conduct of Neurotrope Business.  During the Pre-Closing Period, Neurotrope agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 5.2 of the Company Disclosure Schedule, as expressly permitted by this Agreement, in connection with the Spin-Off (effected in compliance with the provisions of Section 6.26, including, without limitation, transferring, and causing SpinCo to accept, the Excess Cash, in connection with the implementation of any alternative structures resulting in only the Neurotrope stockholders of record prior to the Neurotrope Effective Time receiving any interest in the Spin-Off (to the extent the Spin-Off is not consummated prior to, or concurrently with, the Neurotrope Effective Time) or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, without limiting the foregoing, other than as set forth on Part 5.2 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Neurotrope will not, and will not permit its Subsidiaries to, do any of the following:

(a)              amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b)              issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements; provided, however, that Neurotrope shall be permitted to issue new warrants or amend the terms of its existing warrants for the purpose of inducing the holders of existing warrants to amend or exercise such warrants, and it being understood and agreed that at the Closing, eighty percent (80%) of the gross proceeds from any exercises of warrants with an exercise price of not greater than One Dollar and Sixty-Five Cents ($1.65) between the date of this Agreement and the Closing shall be retained by Neurotrope and twenty percent (20%) of such gross proceeds shall be disbursed to SpinCo in connection with the Spin-Off; provided, further, however, that Neurotrope shall be entitled to grant up to 600,000 options to current officers and directors of Neurotrope and to provide that such options shall not expire at Closing and shall remain exercisable for one year after the termination of such officer's or director's relationship with Neurotrope; provided, further, that any such warrants issued or amended or any options issued under this Section 5.2(b) shall not be issued or amended, as applicable, without the prior review and consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed;

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(c)              redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Neurotrope Capital Stock;

(d)              incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

(e)              accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Neurotrope Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements; provided, however, that Neurotrope shall be permitted to accelerate the vesting of all outstanding options at the Closing, provided, further, however, that Neurotrope shall be entitled to amend the terms of currently outstanding options to provide for the continued exercisability of such options for a period of one year following termination of employment or service as a director;

(f)               (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which any Neurotrope Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g)              sell, assign, transfer, license, sublicense or otherwise dispose of any Neurotrope IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)              (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Neurotrope Contract (other than solely to decrease any payment obligation of the Neurotrope Company) or grant any release or relinquishment of any material rights under any Neurotrope Contract, with new obligations or losses of rights in excess of $75,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $75,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(h);

(i)               forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)               (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants;  (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;

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(k)              hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l)               take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m)              make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n)              pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o)              enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p)              accelerate the collection of, or otherwise modify Neurotrope’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q)              initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Neurotrope is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $75,000 individually;

(r)              dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(s)              [Reserved];

(t)              enter into or amend or modify any Neurotrope Contract or any lease with respect to material real estate or any other Contract or lease that, if in effect as of the date hereof would constitute a Neurotrope Contract or lease with respect to material real estate hereunder; or

(u)              except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or the other Transactions;

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(v)              take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(u) above.

Article 6.
ADDITIONAL AGREEMENTS

6.1              Registration Statement; Proxy Statement.

(a)              As promptly as practicable after the date of this Agreement, and in any event no later than forty-five (45) days following the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus.

(b)              Each of the Company and Neurotrope shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby, which shall include their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act. Each of Neurotrope and the Company will cause the Proxy Statement to be mailed to their respective stockholders and unitholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Neurotrope and the Company shall also take any action required to be taken under any applicable state or provincial securities Legal Requirements in connection with the issuance and reservation of shares of Parent Common Stock and Parent Preferred Stock in the Mergers, and Neurotrope and the Company shall furnish all information concerning themselves and their respective stockholders and unitholders as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Parent without the prior consent of Neurotrope and the Company (which, in either case, shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Neurotrope or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock or Parent Preferred Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Times any information relating to Neurotrope or the Company, or any of their respective affiliates, officers or directors, is discovered by Neurotrope or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Neurotrope and the unitholders of the Company.

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(c)              Prior to the Effective Times, Neurotrope and the Company shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock and Parent Preferred Stock to be issued in the Mergers (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Units or Neurotrope Capital Stock has an address of record on the applicable record date for determining the holders of (i) Company Units entitled to notice of and to vote pursuant to the Preferred Members Consent and (ii) Neurotrope Capital stock entitled to notice of and to vote at the Neurotrope Stockholders Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction

(d)              Each of Neurotrope and the Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Neurotrope and the Company, as the case may be, that is required by law to be included in the Proxy Statement or Registration Statement or reasonably requested to be included in the Proxy Statement or Registration Statement. The information provided by either Neurotrope or the Company to be included in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)              If required by applicable Legal Requirements and the respective organizational documents of the Merger Subs, each Merger Sub will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to such Merger Sub’s stockholder or member, as the case may be, for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Metuchen Merger, in the case of Merger Sub 1, and the Neurotrope Merger, in the case of Merger Sub 2, by written consent (each a “Merger Sub Approval”), and each Merger Sub shall use its commercially reasonable efforts to obtain its Merger Sub Approval as promptly as reasonably practicable after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern) on the date of this Agreement.

(f)              Each Merger Sub agrees that: (i) its board of directors or managers, as applicable, shall unanimously recommend that its sole stockholder or sole member, as the case may be, vote to adopt and approve (or consent in writing to the adoption and approval of) this Agreement and the Metuchen Merger, in the case of Merger Sub 1, and the Neurotrope Merger, in the case of Merger Sub 2, and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.1(e).

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6.2              Preferred Members Consent; Company Board Approval.

(a)              Concurrently with the execution of this Agreement, the Company has obtained and provided to Neurotrope the resolutions of the board of the Company adopting this Agreement and approving the Mergers, and all other Transactions, and acknowledging that the approval given thereby is irrevocable (the “Company Board Approval”).

(b)              As promptly as practicable, and in any event within five (5) Business Days, following the date that the Registration Statement is declared effective (the “Company Vote Deadline”), the Company shall obtain the Preferred Members Consent for purposes of (i) adopting this Agreement and approving the Metuchen Merger, and all other Transactions, (ii) acknowledging that by its approval of the Metuchen Merger it is not entitled to appraisal rights with respect to its Company Units in connection with the Metuchen Merger and thereby waives any rights to receive payment of the fair value of its Company Units under Delaware Law (collectively, the “Company Member Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its members to approve this Agreement and the Transactions.

(c)              Company agrees that the Company Board Approval shall not be withdrawn or modified in a manner adverse to Neurotrope, and no resolution by the board of managers of Company or any committee thereof to withdraw or modify the Company Board Approval in a manner adverse to Neurotrope shall be adopted or proposed.

(d)              Promptly following the receipt of the Preferred Members Consent, the Company shall prepare and mail a notice (the “Member Notice”) to every member of the Company. The Member Notice shall (i) be a statement to the effect that the Company Board determined that the Metuchen Merger is in the best interests of the members of the Company and approved and adopted this Agreement, the Metuchen Merger and the other Transactions, and (ii) provide the members of the Company to whom it is sent with notice of the actions taken in the Preferred Members Consent, including the adoption and approval of this Agreement, the Metuchen Merger and the other Transactions. All materials (including any amendments thereto) submitted to the members of the Company in accordance with this Section 6.2(d) shall be subject to Neurotrope’s advance review and reasonable approval.

6.3              Neurotrope Stockholders’ Meeting.

(a)              Neurotrope shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Neurotrope Capital Stock (such meeting, the “Neurotrope Stockholders’ Meeting”) to vote on the Neurotrope Merger (the “Neurotrope Stockholder Approval Matter”) and (ii) mail to Neurotrope Stockholders as of the record date established for the Neurotrope Stockholders’ Meeting, the Registration Statement and the Proxy Statement.  The Neurotrope Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement (as extended pursuant to any adjournment or postponement permitted below, the “Neurotrope Vote Deadline”). Neurotrope shall take reasonable measures to ensure that all proxies solicited in connection with the Neurotrope Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Neurotrope Stockholders’ Meeting is scheduled, Neurotrope reasonably believes that (A) it will not receive proxies sufficient to obtain the Neurotrope Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Neurotrope Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Neurotrope Stockholders’ Meeting, Neurotrope may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Neurotrope Stockholders’ Meeting as long as the date of the Neurotrope Stockholders’ Meeting is not postponed or adjourned more than an aggregate of sixty (60) calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

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(b)              Neurotrope agrees that, subject to Section 5.3(c): (i) the Neurotrope Board shall recommend that the holders of Neurotrope Capital Stock vote to approve the Neurotrope Stockholder Approval Matter and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; (ii) the Proxy Statement shall include a statement to the effect that the Neurotrope Board recommends that Neurotrope’s stockholders vote to approve the Neurotrope Stockholder Approval Matter (the recommendation of Neurotrope Board that Neurotrope’s stockholders vote to approve the Neurotrope Stockholder Approval Matter being referred to as the “Neurotrope Board Recommendation”); (iii) the Neurotrope Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the Neurotrope Board or any committee thereof to withdraw or modify the Neurotrope Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Neurotrope shall use its reasonable best efforts to obtain from its stockholders the Neurotrope Stockholder Approval, including by soliciting proxies in favor thereof.

(c)              Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Neurotrope Stockholder Approval Matter by the Neurotrope Stockholder Approval, the Neurotrope Board Recommendation may be withdrawn or modified (a “Neurotrope Change in Recommendation”) if the Neurotrope Board concludes in good faith, after having consulted with Neurotrope’s outside legal counsel and financial advisors, that as a result of Neurotrope’s receipt of an Acquisition Proposal that did not result from a violation of Section 6.13 that constitutes a Superior Offer, and the withdrawal or modification of the Neurotrope Board Recommendation is required in order for the Neurotrope Board to comply with its fiduciary obligations to Neurotrope’s stockholders under applicable Legal Requirements; provided, however, that prior to Neurotrope taking any action permitted under this Section 6.3(c), Neurotrope shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Neurotrope Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 6.13(b) and during such four (4) Business Day period, (i) Neurotrope shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Neurotrope Board to effect such withdrawal or modification, and (ii) Neurotrope shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Neurotrope Board Recommendation.

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(d)              Notwithstanding the occurrence of any Neurotrope Change in Recommendation, Neurotrope shall nonetheless submit this Agreement to the Neurotrope Stockholders for adoption at the Neurotrope Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Neurotrope Stockholders Meeting.

(e)              Nothing contained in this Agreement shall prohibit Neurotrope or its board of directors from (i) taking and disclosing to the stockholders of Neurotrope a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Neurotrope pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Neurotrope has otherwise complied with the terms of this Section 6.3, provided, however, that any disclosure made by Neurotrope or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Neurotrope is unable to take a position with respect to the bidder’s tender offer unless the Neurotrope Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Neurotrope Change in Recommendation subject to the terms and conditions of this Agreement unless the Neurotrope Board reaffirms the Neurotrope Board Recommendation in such disclosure or public statement; and (B) Neurotrope shall not affect a Neurotrope Change in Recommendation unless specifically permitted pursuant to the terms of Section 6.3(c).

6.4              Access to Information; Confidentiality.  During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Neurotrope will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Neurotrope each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Neurotrope reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Neurotrope will promptly provide the other party with copies of:  (a) all material operating and financial reports prepared by Company or Neurotrope (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Neurotrope Contract, as applicable, or sent to Company or Neurotrope by any third party to any Company Contract or Neurotrope Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Mergers or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body.  Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Neurotrope and Company; provided, that the Company may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 6.2 hereof.

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6.5              Filings; Other Actions. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Mergers, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Mergers under any applicable foreign Legal Requirement relating to antitrust or competition matters. Neurotrope and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

6.6              Director Indemnification and Insurance.

(a)              From and after the Effective Time, Parent and the Surviving Companies will fulfill and honor in all respects the obligations of Company and Neurotrope which exist prior to the date hereof to indemnify Company’s and Neurotrope’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). The Company directors and officers who become directors and officers of Parent and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification.  The organizational documents of the Surviving Companies will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the applicable organizational documents of Company and Neurotrope, respectively, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the organizational documents of Parent, Company and Neurotrope will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Times in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Parent, Company or Neurotrope, unless such modification is required by Legal Requirements.

(b)              Effective as of the Effective Time, Company may, at Company’s sole expense, secure a “tail” policy on Company’s existing directors and officer’s liability insurance policy for a period of six (6) years.

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(c)               Effective as of the Effective Time, Neurotrope will secure a directors and officers liability “tail” policy on Neurotrope’s existing directors and officers for a period of six (6) years.

(d)               This Section 6.6 will survive any termination of this Agreement and the consummation of the Mergers at the Effective Times, is intended to benefit Parent, the Company, the Surviving Companies, Neurotrope and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Companies.

6.7              Notification of Certain Matters.

(a)              Company will give prompt notice to Neurotrope, and Neurotrope will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 7.2(a) or Section 7.3(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Neurotrope, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Neurotrope Capital Stock or any security or other right convertible into or exercisable for shares of Neurotrope Capital Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 6.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)              Each of Company and Neurotrope will give prompt notice to the other of:  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Mergers or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Mergers or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Neurotrope that relates to the Mergers or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Neurotrope Material Adverse Effect.

6.8              Stockholder and Member Litigation.  From and after the date of this Agreement until the earlier of the Effective Times or the date, if any, on which this Agreement is terminated pursuant to Article VIII, Neurotrope shall promptly notify Company of any litigation brought, or threatened, against Neurotrope and/or members of the board of directors of Neurotrope or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof.  From and after the date of this Agreement until the earlier of the Effective Times or the date, if any, on which this Agreement is terminated pursuant to Article VIII, Company shall promptly notify Neurotrope of any litigation brought, or threatened, against Company and/or members of the Company Board or any of its officers relating to the Transactions or otherwise and shall keep Neurotrope informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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6.9              Public Announcements.  Neurotrope and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Mergers or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Neurotrope may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure, without the consent or review of Company.

6.10            Conveyance Taxes.  Parent, Neurotrope and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

6.11            Board of Directors and Officers of Parent.

(a)              Parent will take all actions necessary to cause the board of directors of Parent, immediately after the Effective Time, to consist of up to nine (9) directors, of which four (4) directors shall be designated by Neurotrope and shall include Josh Silverman, Bruce Bernstein, Charles Ryan and Ivan Gergel, and up to five (5) directors who shall be designated by the Company in the Proxy Statement. Prior to the mailing of the Proxy Statement, Neurotrope shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Neurotrope effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Neurotrope hereunder will allow Parent to comply with such applicable Legal Requirements.  Each member of the board of directors of Parent shall enter into an indemnification agreement with Parent, on a form to be determined by the Parties, within fifteen (15) days of their appointment.

(b)              The parties hereby agree that Charles Ryan shall be appointed as the Chief Executive Officer of Parent following the Effective Times.

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6.12            Non-Solicitation by Company.

(a)              Beginning on the date hereof and continuing until the earlier of the Metuchen Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Preferred Members Consent, this Section 6.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Company Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 6.12(a); (2) the Company Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Neurotrope gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no less favorable to Company than the confidentiality agreement between Neurotrope and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company as well as customary “standstill” provisions (an, “Acceptable Company Confidentiality Agreement”) and (4) substantially contemporaneous with furnishing any such information to such Person, Company furnishes such nonpublic information to Neurotrope (to the extent such nonpublic information has not been previously furnished by Company to Parent).  Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 6.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.12 by Neurotrope for purposes of this Agreement.

(b)               Company will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Neurotrope orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period.  Company will keep Neurotrope informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

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(c)              Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

6.13            Non-Solicitation by Neurotrope.

(a)              Beginning on the date hereof and continuing until the earlier of the Neurotrope Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, Neurotrope will not and will not authorize or permit any of its Subsidiaries or any Representative of Neurotrope or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding Neurotrope or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Neurotrope Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Neurotrope Stockholder Approval, this Section 6.13(a) will not prohibit Neurotrope from furnishing nonpublic information regarding Neurotrope and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Neurotrope Board determines in good faith is, or would reasonably be expected to result in, a Neurotrope Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 6.13(a); (2) the Neurotrope Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Neurotrope’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Neurotrope gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Neurotrope’s intention to furnish information to, or enter into discussions with, such Person, and Neurotrope receives from such Person an executed confidentiality agreement on terms no less favorable to Neurotrope than the confidentiality agreement between Neurotrope and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Neurotrope as well as customary “standstill” provisions (an, “Acceptable Neurotrope Confidentiality Agreement”) and (4) substantially contemporaneous with furnishing any such information to such Person, Neurotrope furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Neurotrope to Company).  Without limiting the generality of the foregoing, Neurotrope acknowledges and agrees that in the event any Representative of Neurotrope (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Neurotrope (or its Subsidiaries), takes any action that, if taken by Neurotrope (or its Subsidiaries), would constitute a breach of this Section 6.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.13 by Neurotrope for purposes of this Agreement.

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(b)              Neurotrope will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Neurotrope or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period.  Neurotrope will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c)              Neurotrope will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

6.14            Section 16 Matters.  Subject to the following sentence, prior to the Effective Times, Parent, Neurotrope and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each Person (including any director by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Neurotrope for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Neurotrope:  (a) the number of Company Units held by such Person and expected to be exchanged for shares of Parent Common Stock pursuant to the Metuchen Merger and (b) the number of other derivative securities (if any) with respect to Company Units held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Mergers.

6.15            [Reserved]

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6.16            [Reserved]

6.17            Parent S-8 Registration Statement. Parent shall file with the SEC, promptly following the Effective Times, a registration statement on Form S-8, if available, for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Neurotrope Options assumed by Parent in accordance with Section 2.3.

6.18            Parent Warrants.  If required by any applicable Neurotrope Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Neurotrope Effective Time, Neurotrope shall deliver notice to the holders of such Neurotrope Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld, conditioned or delayed).

6.19            Metuchen Allocation Certificate; Indebtedness; Invoices; Parent Certificate.

(a)              Company will prepare and deliver to Neurotrope at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Neurotrope which sets forth (i) a true and complete list of the Company Members immediately prior to the Metuchen Effective Time and the number and type of Company Units owned by each such Company Member and (ii) the allocation of the Metuchen Merger Consideration among the Company Members pursuant to the Metuchen Merger (the “Metuchen Allocation Certificate”).

(b)              At least five (5) Business Days prior to the Closing Date, Neurotrope shall, to the extent applicable, deliver to Company an accurate and complete copy of: one or more payoff letters, each dated no more than five (5) Business Days prior to the Closing Date, with respect to all outstanding Indebtedness of Neurotrope, to: (A) satisfy such Indebtedness as of the Closing; and (B) terminate and release any Encumbrances related thereto; and (ii) Neurotrope Invoices with respect to all Transaction Costs estimated to be due and payable by Neurotrope as of the Closing Date.

(c)              Neurotrope will prepare and deliver to Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Neurotrope in a form reasonably acceptable to Company which sets forth the calculation of Neurotrope Closing Cash and Neurotrope Closing Liabilities, together, in each case, with reasonable supporting detail (the “Neurotrope Closing Certificate”), which Neurotrope Closing Certificate shall be subject to the reasonable review and approval of Company. Following delivery of the Neurotrope Closing Certificate until the Closing, Company and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Neurotrope and its accountants the calculation of Neurotrope Closing Cash and Neurotrope Closing Liabilities and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of Neurotrope and its accountants so as to allow Company and its accountants to verify the accuracy of the Neurotrope Closing Cash.

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6.20            Employees; Employee Benefit Matters.

(a)              Effective as of immediately prior to the Closing, at Company’s request, Neurotrope shall terminate, in compliance with applicable Legal Requirements, the employment of any employee of Neurotrope as requested by Company. Neurotrope shall be responsible for the payment of all final payments, wages, salary and benefits and other remuneration, including, any severance, bonus, accrued vacation, payment in lieu of notice period and vacation pay or other payments or amounts due to such employees, whether under Legal Requirements or Contract with respect to their services as employees of Neurotrope and the termination of their employment, and all such payments shall be made to each such employee prior to the Closing and be considered Transaction Costs.

(b)              For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries and Neurotrope and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who continues to be employed by Neurotrope, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Neurotrope, Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

6.21            Company Disclosure Schedule; Neurotrope Disclosure Schedules.  Each of Company and Neurotrope may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Neurotrope Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Neurotrope Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Neurotrope Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.  Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent for purposes of Sections 7.2(a) and 7.3(a) of this Agreement.

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6.22            Tax Matters. Notwithstanding anything herein to the contrary, none of Neurotrope, the Company, Parent or the Merger Subs shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Mergers from qualifying as a contribution governed by Section 351 of the Code. Prior to the Effective Times, Neurotrope and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Mergers to qualify as a contribution governed by Section 351 of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Neurotrope and the Company shall report the Mergers as a contribution governed by Section 351 of the Code in which no gain or loss is recognized by Neurotrope, its stockholders, the holders of Company Units, the Company, Parent or Merger Sub, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.23            Lock-up Agreements.  During the Pre-Closing Period, Company shall deliver a Company Lock-up Agreement to each of the Company Members and shall use its commercially reasonable efforts to cause its Company Members to enter into such Company Lock-up Agreement.

6.24            Listing.  Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Times. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company and Neurotrope will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its members or Neurotrope and its stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 6.24.

6.25            Company Financial Statements. Within thirty (30) calendar days following the date of this Agreement, Company will furnish to Neurotrope unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). The Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement or Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Interim Financial Statements.

6.26            Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable best efforts to cause to be satisfied those conditions set forth under Article VII. At and after the Effective Times, the officers and directors of the applicable Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the applicable Surviving Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Neurotrope, as the case may be, any other actions and things to vest, perfect, or confirm of record or otherwise in the applicable Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company or Neurotrope, as the case may be, acquired or to be acquired by the applicable Surviving Company as a result of, or in connection with, the Mergers.

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(a)              Spin-Off Transaction. During the Pre-Closing Period, Neurotrope shall use commercially reasonable efforts to consummate the Spin-Off, the record date for which shall be prior to the consummation of the Mergers and the payment date for which shall be as soon as commercially reasonable after the consummation of the Mergers, in each case, in accordance with applicable Legal Requirements, including, without limitation, transferring, and causing SpinCo to accept, the Excess Cash. Neurotrope shall provide the Company a reasonable opportunity to review all documents and agreements related to the Spin-Off. Prior to effecting the Spin-Off, Neurotrope shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all counterparties to any Contracts entered into by Neurotrope that are assigned or transferred to SpinCo in connection with the Spin-Off releasing Neurotrope from any and all liabilities and obligations under such Contracts, (b) provide evidence reasonably satisfactory to Company that no material Tax will arise to Neurotrope as a result of the Spin-Off and (c) deliver to Company a schedule setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred to SpinCo in connection with the Spin-Off.

Article 7.
CONDITIONS TO THE MERGERS

7.1              Conditions To Obligation Of Each Party To Effect The Mergers.  The respective obligations of each party to effect the Mergers will be subject to the satisfaction at or prior to the applicable Effective Time of the following conditions:

(a)              No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

(b)              Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(c)              Governmental Approvals.  Any waiting period applicable to the consummation of the Mergers under the HSR Act will have expired or been terminated.

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(d)              Company and Neurotrope Approvals.  This Agreement will have been duly adopted and the Mergers will have been duly approved by the Preferred Members Consent and Company Board Approval, and the Neurotrope Stockholder Approval Matter will have been duly adopted and approved by the Neurotrope Stockholder Approval.

(e)              Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

7.2              Additional Conditions to Obligations of Neurotrope.  The obligations of Neurotrope to effect the Mergers is also subject to the following conditions:

(a)              Representations and Warranties.  The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded.  Neurotrope will have received a certificate to such effect signed by an officer of Company.

(b)              Agreements and Covenants.  Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Times.  Neurotrope will have received a certificate to such effect signed by an officer of Company.

(c)              Officer’s Certificate. Neurotrope shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Sections 7.2(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Metuchen Allocation Certificate delivered by Company in accordance with Section 6.19(a) is true and accurate in all respects as of the Closing Date.

(d)              Company Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e)              Partnership FIRPTA Certificate. Neurotrope will have received from Company applicable FIRPTA documentation, consisting of a certificate in accordance with the requirements of Section 1.1445-11T(d)(2)(i) of the Treasury Regulations, dated as of the Closing Date and executed on behalf of the Company, in substantially the form of Exhibit D attached hereto.

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(f)              Metuchen Allocation Certificate.  The Chief Financial Officer of Company will have executed and delivered to Neurotrope the Metuchen Allocation Certificate.

(g)              Lock-up Agreements. The Lock-up Agreements executed by each of the Company Lock-up Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing shall be in full force and effect.

(h)              Company Board of Managers Resignation Letters.  Neurotrope will have received a duly executed copy of a resignation letter from each of the resigning members of the board of managers of Company and each of its Subsidiaries contemplated by Section 6.11, pursuant to which each such person will resign as a member of the board of managers of Company immediately following the Effective Time.

(i)               Juggernaut Backstop Agreement. The Juggernaut Backstop Agreement shall be in full force and effect and Juggernaut shall have complied in all respects with its duties and obligations thereunder.

(j)               JCP Notes and other Indebtedness. Immediately prior to the Effective Time, the JCP Notes and any other Indebtedness between the Company and any of its Affiliates shall have been converted into Company Common Units.

(k)              Company Warrants. Immediately prior to the Effective Time, all outstanding Company Warrants shall have been exercised in exchange for Common Units of the Company.

(l)               Company Working Capital. Company Working Capital as of the Closing shall be greater than or equal to $0, or, if less than $0, Juggernaut shall have complied in all respects with its duties and obligations under the Juggernaut Backstop Agreement.

7.3              Additional Conditions to Obligations Of Company.  The obligation of Company to effect the Mergers is also subject to the following conditions:

(a)              Representations and Warranties.  The representations and warranties of Neurotrope (i) set forth in Sections 4.2 (Capital Structure) and 4.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Sections 4.2 (Capital Structure) and 4.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Neurotrope Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Neurotrope Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Neurotrope contained in this Agreement will be disregarded.  Company will have received a certificate to such effect signed by an officer of Neurotrope.

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(b)              Agreements and Covenants.  Neurotrope will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  Company will have received a certificate to such effect signed by an officer of Neurotrope.

(c)              Officer’s Certificate. Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Neurotrope certifying (i) that the conditions set forth in Sections 7.3(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Neurotrope Certificate delivered by Neurotrope in accordance with Section 6.19(c) is true and accurate in all respects as of the Closing Date.

(d)              Neurotrope Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Neurotrope or any Subsidiary of Neurotrope having, individually or in the aggregate, a Neurotrope Material Adverse Effect, that is continuing.

(e)              Neurotrope Board of Directors Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Neurotrope contemplated by Section 6.11 and each of the Neurotrope Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors of Neurotrope immediately following the Effective Time.

(f)              Neurotrope Certificate.  The Chief Financial Officer of Neurotrope will have executed and delivered to Company the Neurotrope Closing Certificate.

(g)              Lock-Up Agreements.  The Lock-up Agreements executed by each of the Neurotrope Lock-up Signatories and each executive officer and director of Neurotrope who is elected or appointed, as applicable, as an executive officer and director of Neurotrope as of immediately following the Closing, each of which shall be in full force and effect.

(h)              Neurotrope Invoices. Company will have received written acknowledgements pursuant to which Neurotrope’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of Neurotrope, or who is otherwise entitled to any compensation from Neurotrope that in each case is owed Transaction Costs from Neurotrope: (i) the total amount of Transaction Costs that are payable to such Person; and (ii) that, upon receipt of the amount referred to in clause “(i)” above, such party will have been paid in full and is not (and will not be) owed any other Transaction Costs (collectively, the “Neurotrope Invoices”).

(i)               Employee Matters. Company will have received evidence reasonably satisfactory to it as to compliance by Neurotrope with the provisions of Section 6.20(a).

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(j)               Transfer Agent Instructions. Parent shall have delivered irrevocable instructions to the Exchange Agent to effect the exchanges set forth in Article II hereof.

(k)              Execution of a Registration Rights Agreement. Parent and Juggernaut shall have executed a Registration Rights Agreement in substantially the form attached hereto as Exhibit F.

(l)               Spin-Off Transaction. The Spin-Off Transaction shall have been duly approved by the Neurotrope, and all conditions precedent to the consummation of the Spin-Off, other than the effectiveness of the Mergers, shall have been satisfied.

(m)              FIRPTA Notice and Certificate. Company will have received from Neurotrope applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Neurotrope, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Neurotrope after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit K attached hereto, dated as of the Closing Date and executed by Neurotrope.

Article 8.
TERMINATION

8.1              Termination.  This Agreement may be terminated and the Mergers may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Neurotrope:

(a)              by mutual written consent of Company and Neurotrope duly authorized by each of their respective boards of directors and managers, as applicable;

(b)              by either Neurotrope or Company if the Mergers have not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Mergers to occur on or before such date); provided, however, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then Neurotrope shall be entitled to extend the End Date for an additional sixty (60) days;

(c)              by either Neurotrope or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

(d)              by Neurotrope if the Preferred Members Consent shall not have been obtained by the Company Vote Deadline; provided, however, that once the Preferred Members Consent has been obtained, Neurotrope may not terminate this Agreement pursuant to this Section 8.1(d);

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(e)              by  Company if the Neurotrope Stockholder Approval shall not have been obtained by the Neurotrope Vote Deadline; provided, however, that once the Neurotrope Stockholder Approval has been obtained, Company may not terminate this Agreement pursuant to this Section 8.1(e); provided, further, that the right to terminate this Agreement under this Section 8.1(e) will not be available if Company’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Neurotrope Stockholder Approval to be obtained at or before such time;

(f)              by either Neurotrope or Company, if the Neurotrope Stockholder’s Meeting shall have been held (subject to any adjournment or postponement permitted by Section 6.3(a)) and the Neurotrope Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 8.1(f) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Neurotrope Stockholder Approval to be obtained thereat);

(g)              by Company if the Neurotrope Board has effected a Neurotrope Change in Recommendation;

(h)              by Neurotrope upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Neurotrope to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 8.1(h); provided, further that no termination may be made pursuant to this Section 8.1(h) solely as a result of the failure of Company to obtain the Preferred Members Consent (in which case such termination must be made pursuant to Section 8.1(d));

(i)               by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Neurotrope set forth in this Agreement, or if any representation or warranty of Neurotrope will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Neurotrope, then this Agreement will not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Neurotrope of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 8.1(i); provided, further, that no termination may be made pursuant to this Section 8.1(i) solely as a result of the failure of Neurotrope to obtain the Neurotrope Stockholder Approval (in which case such termination must be made pursuant to Section 8.1(e)); or

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(j)               by Neurotrope in connection with Neurotrope entering into a definitive agreement to effect a Neurotrope Superior Offer.

8.2              Effect Of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 8.2, and Article IX hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 8.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement).  No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VIII and Article IX, survive termination of this Agreement in accordance with its terms.

8.3              Expenses; Termination Fees.

(a)              Except as set forth in this Section 8.3 or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated, provided, however, that Neurotrope and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust law applicable to this Agreement and the transactions contemplated hereby; provided, further however, that Neurotrope and the Company shall also share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b)              If this Agreement is terminated by Neurotrope pursuant to Section 8.1(d) or Section 8.1(h) (solely as a result of a failure by the Company to satisfy the closing condition set forth in Section 7.2(i)), then Company shall pay to Neurotrope an amount equal to (i) $1,000,000 plus (ii) all reasonable out-of-pocket fees and expenses incurred by Neurotrope in connection with this Agreement and the Transactions incurred by Neurotrope, by wire transfer of same-day funds within ten (10) Business Days following the date on which Neurotrope submits to the Company true and correct copies of reasonable documentation supporting such expenses (the “Company Termination Fee”), plus any amount payable to Neurotrope pursuant to Section 8.3(e).

(c)              If this Agreement is terminated by Company pursuant to Section 8.1(g) or Section 8.1(j), then Neurotrope shall pay to Company an amount equal to (i) $1,000,000 plus (ii) all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions incurred by the Company, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Neurotrope true and correct copies of reasonable documentation supporting such expenses (the “Neurotrope Termination Fee”), plus any amount payable to the Company pursuant to Section 8.3(e).

(d)              If this Agreement is terminated by Company pursuant to Section 8.1(e), then Neurotrope shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Neurotrope true and correct copies of reasonable documentation supporting such Third Party Expenses.

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(e)              If either Party fails to pay when due any amount payable by it under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

Article 9.
GENERAL PROVISIONS

9.1              Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received:  (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)	If to Neurotrope or Merger Sub 2:

Neurotrope, Inc.

1185 Avenue of the Americas, 3rd Floor

New York, New York

Attn: Charles Ryan

Email: cryan@neurotrope.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attn: Kenneth Koch

Email: krkoch@mintz.com

Attn: Daniel Bagliebter

Email: dabagliebter@mintz.com

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(b)	If to Company, Parent or Merger Sub 1:

Metuchen Pharmaceuticals LLC

200 U.S. 9, Ste 500

Manalapan Township, NJ 07726

Attn: Greg Ford

Email: gford@metuchenpharma.com

With a copy to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Attn: Andrew M. Ray

Email: andrew.ray@morganlewis.com

and a copy to:

Juggernaut Capital Partners

5301 Wisconsin Avenue NW, Suite 570

Washington, DC 20015

Attn: John Shulman

Email: jshulman@juggernautcap.com

9.2              Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Times; provided, however, that, after approval of the Mergers by the Preferred Members Consent or the Neurotrope Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.3              Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

9.5              Entire Agreement.  This Agreement constitutes the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

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9.6              Successors and Assigns.  This Agreement will be binding upon:  (a) Parent and its successors and assigns (if any); (b) Company and its successors and assigns (if any); (c) Neurotrope and its successors and assigns (if any); (d) Merger Sub 1 and its successors and assigns (if any); (e) Merger Sub 2 and its successors and assigns (if any); and (f) the Company Members.  This Agreement will inure to the benefit of:  (i) Parent; (ii) Company; (iii) Neurotrope; (iv) Merger Sub 1; (v) Merger Sub 2; (vi) the other Neurotrope Indemnified Persons; and (vii) the respective successors and assigns (if any) of the foregoing.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

9.7              Parties In Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties); provided, that SpinCo shall be deemed to be a successor of Neurotrope for purposes of this Section 9.7.

9.8              Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Effective Times, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

9.9              Remedies Cumulative; Specific Performance.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement:  (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to:  (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

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9.10           Governing Law; Venue; Waiver of Jury Trial.

(a)               This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)               Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the Southern District of Delaware.  Each party to this Agreement:  (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

9.11            Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12            Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.13            Cooperation.  In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

9.14            Non-Survival of Representations, Warranties.  The representations and warranties of the Company and Neurotrope contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Times, and only the covenants that by their terms survive the Effective Times and this Article IX shall survive the Effective Times.

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9.15            Construction.

(a)              References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)              For purposes of this Agreement, whenever the context requires:  the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c)              The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d)              As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e)              Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)              Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)              The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of John Shulman, Greg Ford, Keith Lavan and Fady Boctor, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.  The term “knowledge of Neurotrope”, and all variations thereof, will mean the actual knowledge of Josh Silverman, Charles Ryan and Bob Weinstein, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

(h)              Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Legal Requirements to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

PETROS PHARMACEUTICALS, INC.

/s/ John Shulman
By: John Shulman
Its: Chief Executive Officer

PM MERGER SUB 1, LLC

/s/ John Shulman
By: John Shulman
Its: Authorized Officer

PN MERGER SUB 2, INC.

/s/ John Shulman
By: John Shulman
Its: Chief Executive Officer

NEUROTROPE, INC

/s/ Charles S. Ryan
By: Charles S. Ryan
Its: Chief Executive Officer

METUCHEN PHARMACEUTICALS LLC

By:	/s/ John Shulman
Its:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounts Payable” means all trade accounts payable of the Company occurred in the ordinary course of business and consistent with past practice.

“Accounts Receivable” means in respect of the Company, all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment.

“Acquisition Proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries); or

(c)           any liquidation or dissolution of any of Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries)

provided, that Acquisition Transaction shall not include the Transactions, including, without limitation, the Spin-Off.

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to close.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Company Common Units” means the membership units designed as “Common Units” as set forth in the operating agreement of the Company.

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“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Neurotrope on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification; Charter Documents), 3.2 (Capital Structure), 3.3 (Authority; Non-Contravention; Approvals), 3.8 (Intellectual Property), 3.11 (Brokers’ And Finders’ Fees) and 3.13 (Title to Assets; Real Property).

“Company IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” shall mean any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Metuchen Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which the Metuchen Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; or (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i) - (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Metuchen Companies taken as a whole; or (b) prevents the Company from consummating the Mergers.

“Company Members” mean the holders of Company Units issued and outstanding immediately prior to the Effective Time.

“Company Option” means an option to purchase Company Units.

“Company Outstanding Units” means the (a) the Company Units outstanding immediately prior to the Metuchen Effective Time (assuming the conversion of (i) the Company Preferred Units into Company Common Units and (ii) the JCP Notes into Company Common Units, in each case, immediately prior to the Metuchen Effective Time) and (b) the Company Units that, immediately prior to the Metuchen Effective Time, are issuable upon exercise of Company Options (whether or not vested or currently exercisable) and Company Warrants.

“Company Preferred Units” means the membership units designed as “Preferred Units” as set forth in the operating agreement of the Company.

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“Company Registered IP” shall mean all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as references to fifty percent (50%) for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Company Board determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Mergers, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Company Units” means the Company Common Units and Company Preferred Units reflecting membership interests of the Company.

“Company Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Company Voting Agreement Signatories.

“Company Warrant” means a warrant to purchase Company Units.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

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“Deferred Purchase Price” has the meaning set forth in the definition of Indebtedness.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For the avoidance of doubt, Encumbrance does not include Out-Licenses.

“End Date” means the date that is six (6) months after the date of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

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“Excess Cash” shall mean cash held by Neurotrope in excess of the sum of (i) Twenty Million Dollars ($20,000,000) plus (ii) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to IP Rights and entered into in the Ordinary Course of Business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (v) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” means the United States Food and Drug Administration.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

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“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“JCP Notes” shall mean all Indebtedness between the Company and Juggernaut (and any of its Affiliates), including, without limitation, (a) that certain Subordinated Promissory Note dated as of January 31, 2020, by and between the Company and Juggernaut, (b) that certain Subordinated Promissory Note dated as of April 1, 2020, by and between the Company and Juggernaut and (c) that certain Subordinated Promissory Note dated as of April 22, 2020, by and between the Company and Juggernaut.

“Juggernaut” means JCP III SM AIV, L.P. and its Affiliates.

“Juggernaut Backstop Agreement” means that certain backstop agreement substantially in the form attached hereto as Exhibit G, as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lock-up Agreement Signatories” means those Persons set forth on Schedule A.

“Metuchen Companies” mean Company and its direct and indirect Subsidiaries.

“Nasdaq” means The Nasdaq Capital Market.

“Neurotrope Capital Stock” means Neurotrope Common Stock and Neurotrope Preferred Stock.

“Neurotrope Closing Cash” means Neurotrope’s cash on hand immediately prior to the Neurotrope Effective Time.

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“Neurotrope Closing Liabilities” means Neurotrope’s liabilities immediately prior to the Neurotrope Effective Time.

“Neurotrope Companies” means Neurotrope and its direct and indirect Subsidiaries.

“Neurotrope Disclosure Schedule” means the disclosure schedule that has been delivered by Neurotrope to Company on the date of this Agreement.

“Neurotrope IP Rights” means all Intellectual Property owned, licensed, or controlled by Neurotrope or its Subsidiaries that is necessary for or used in the operation of the business of Neurotrope as anticipated to be conducted following the Closing.

“Neurotrope Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Neurotrope and its Subsidiaries (excluding SpinCo) taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Neurotrope Material Adverse Effect:  Effects resulting (i) from conditions generally affecting the industries in which Neurotrope participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Neurotrope Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Neurotrope Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Neurotrope Material Adverse Effect and may be taken into account in determining whether a Neurotrope Material Adverse Effect has occurred); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; and (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Neurotrope Companies taken as a whole; or (b) prevents Neurotrope from consummating the Neurotrope Merger.

“Neurotrope Stock Option Plans” mean the Neurotrope, Inc. 2017 Equity Incentive Plan, as amended, and the Neurotrope, Inc. 2013 Equity Incentive Plan.

“Neurotrope Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as references to fifty percent (50%) for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Neurotrope Board determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Mergers, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

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“Neurotrope Transactions” means the Neurotrope Merger and the Spin-Off.

“Neurotrope Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Neurotrope Voting Agreement Signatories.

“Neurotrope Warrant” means any warrant to purchase shares of Neurotrope Capital Stock.

“Order” means any order, writ, injunction, judgment or decree.

“Permitted Encumbrances” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Liens of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Liens imposed by applicable Legal Requirements or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business, (vi) Liens or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” shall mean the proxy statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Mergers (by signing the Preferred Members Consent) and to Neurotrope’s stockholders in connection with the Neurotrope Stockholders’ Meeting.

“Registration Statement” shall mean the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock and Parent Preferred Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock and Parent Preferred Stock in connection with the Mergers, as said registration statement may be amended prior to the time it is declared effective by the SEC.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other controlled Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other controlled Affiliates.

“SpinCo” means Neurotrope Bioscience, Inc., a Delaware corporation.

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An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, that Neurotrope and Company shall share equally all out of pocket costs and expenses, other than attorneys’, accountants’ and other similar service provider’s fees and expenses, incurred in relation to (i) the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Transactions; (ii) the filing with the SEC of the preliminary and definitive Proxy Statement (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders; and (iii) any fees incurred in connection with obtaining Nasdaq approval for the Mergers, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement. For the avoidance of doubt, all fees and costs incurred in connection with the Spin-Off shall be borne by Neurotrope.

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“Transactions” means collectively the Company Transactions and the Neurotrope Transactions.

“Unitholder FIRPTA Certificate” shall mean either (a) (i) an IRS Form W-9 and (ii) a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(b) and proposed Treasury Regulation Section 1.1446(f)-2(b)(2) certifying that withholding is not required by reason of the non-foreign status of a holder of Company Units or (b) a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(d)(2) and proposed Treasury Regulation section 1.1446(f)-2(b)(6) certifying that withholding is not required by reason of the operation of a nonrecognition provision of the Code.

“Working Capital” shall mean (i) the Accounts Receivable of the Company, less the Accounts Payable of the Company, plus (ii) cash and cash equivalents of the Company, in each case, as of the Working Capital Determination Time.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Company Confidentiality Agreement”	Section 6.12(a)
“Acceptable Neurotrope Confidentiality Agreement”	Section 6.13(a)
“Accounting Firm”	Section 1.8(e)
“Agreement”	Preamble
“Anticipated Closing Date”	Section 1.8(a)
“Antitrust Laws”	Section 3.3(d)
“Certifications”	Section 4.5(a)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Recitals
“Commercialized”	Section 3.9(e)
“Company”	Preamble
“Company Balance Sheet”	Section 3.5(a)
“Company Board”	Recitals
“Company Board Approval”	Section 6.2(a)
“Company Contract”	Section 3.16(b)
“Company Employee Plans”	Section 3.12(a)
“Company Environmental Permits”	Section 3.14(c)
“Company Exchange Ratio”	Section 2.1(b)
“Company Financials”	Section 3.5(a)
“Company Insurance Policies”	Section 3.18(a)
“Company Interim Financial Statements”	Section 6.25

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“Company Lookback Date”	Section 3.5(c)
“Company Member Matters”	Section 6.2(b)
“Company Merger Consideration”	Section 2.1(b)
“Company Permits”	Section 3.9(b)
“Company Termination Fee”	Section 8.3(b)
“Company Vote Deadline”	Section 6.2(b)
“Company Voting Agreements”	Recitals
“Confidentiality Agreement”	Section 6.4
“Continuing Employees”	Section 6.20(b)
“DGCL”	Section 1.2(a)
“D&O Indemnified Party”	Section 6.6(a)
“Delaware Law”	Section 1.1(a)
“Delaware Secretary of State”	Section 1.4(a)
“Delivery Date”	Section 1.8(a)
“Dispute Notice”	Section 1.8(b)
“Dissent Rights”	Section 2.6
“Dissenting Shares”	Section 2.6
“Effective Times”	Section 1.4(c)
“Exchange Act”	Section 3.3(d)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Foreign Antitrust Laws”	Section 3.3(d)
“GAAP”	Section 5.5(a)
“Hazardous Material”	Section 3.14(a)
“Hazardous Material Activities”	Section 3.14(b)
“knowledge of Company”	Section 9.15(g)
“knowledge of Neurotrope”	Section 9.15(g)
“Liability”	Section 3.5(d)
“Lock-up Agreements”	Recitals
“Member Notice”	Section 6.2(d)
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Merger Sub Approval”	Section 6.1(e)
“Merger Subs”	Preamble
“Mergers”	Recitals
“Metuchen Allocation Certificate”	Section 6.19(a)

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“Metuchen Certificate of Merger”	Section 1.4(a)
“Metuchen Effective Time”	Section 1.4(b)
“Metuchen Merger”	Recitals
“Metuchen Surviving LLC”	Section 1.1(a)
“Nasdaq Listing Application”	Section 6.24
“Neurotrope”	Preamble
“Neurotrope Certificate of Merger”	Section 1.4(a)
“Neurotrope Board”	Recitals
“Neurotrope Board Recommendation”	Section 6.3(b)
“Neurotrope Book-Entry Shares”	Section 2.3(c)
“Neurotrope Certificates”	Section 2.3(c)
“Neurotrope Change in Recommendation”	Section 6.3(c)
“Neurotrope Closing Certificate”	Section 6.19(c)
“Neurotrope Common Book-Entry Shares”	Section 2.3(b)
“Neurotrope Common Certificate”	Section 2.3(b)
“Neurotrope Common Exchange Ratio”	Section 2.3(b)
“Neurotrope Common Merger Consideration”	Section 2.3(b)
“Neurotrope Common Stock”	Section 2.3(a)
“Neurotrope Contract”	Section 4.15(b)
“Neurotrope Effective Time”	Section 1.4(c)
“Neurotrope Employee Plans”	Section 4.12(a)
“Neurotrope Environmental Permits”	Section 5.14(c)
“Neurotrope Financials”	Section 4.5(g)
“Neurotrope Insurance Policies”	Section 4.16(a)
“Neurotrope Lookback Date”	Section 4.5(a)
“Neurotrope Merger”	Recitals
“Neurotrope Merger Consideration”	Section 2.3(c)
“Neurotrope Option”	Section 4.2(b)
“Neurotrope Owned IP Rights”	Section 4.8
“Neurotrope Permits”	Section 4.9(b)
“Neurotrope Preferred Book-Entry Shares”	Section 2.3(c)
“Neurotrope Preferred Certificate”	Section 2.3(c)
“Neurotrope Preferred Exchange Ratio”	Section 2.3(c)
“Neurotrope Preferred Merger Consideration”	Section 2.3(c)
“Neurotrope Preferred Stock”	Section 2.3
“Neurotrope SEC Documents”	Section 4.5(a)

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“Neurotrope Stock”	Section 2.3
“Neurotrope Stockholder Approval”	Section 4.3(a)
“Neurotrope Stockholder Approval Matter”	Section 6.3(a)
“Neurotrope Stockholders’ Meeting”	Section 6.3(a)
“Neurotrope Surviving Corporation”	Section 1.2(a)
“Neurotrope Termination Fee”	Section 8.3(c)
“Neurotrope Vote Deadline”	Section 6.3(a)
“Neurotrope Voting Agreements”	Recitals
“Parent”	Preamble
“Party” or “Parties”	Preamble
“Post-Closing Plans”	Section 6.20(b)
“Pre-Closing Period”	Section 5.1
“Preferred Members Consent”	Recitals
“Regulatory Authorities”	Section 3.9(i)
“Response Date”	Section 1.8(b)
“Required Company Vote”	Section 3.3(a)
“SEC”	Section 3.3(d)
“SEC Website”	Section 4.5(a)
“Securities Act”	Section 2.3(b)
“Spin-Off”	Recitals
“Surviving Companies”	Section 1.2(a)
“Tax Matters Agreement”	Section 4.20
“Transactions”	Recitals
“Voting Agreements”	Recitals
“Working Capital Calculation”	Section 1.8(a)
“Working Capital Determination Time”	Section 1.8(a)
“Working Capital Schedule”	Section 1.8(a)
“Working Capital Shortfall Amount”	Section 1.8(f)

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